UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Orion Energy Systems, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☑	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

July 7, 2025

Dear Fellow Shareholders:

Having recently been appointed as Orion’s CEO, I would first like to thank you for your investment and continued support of our company. While fiscal 2025 (FY’25) was challenging from a revenue standpoint, we took important actions to reduce our cost structure, improve profit margins, and restructure our organization and go-to-market strategy to better position Orion for growth and improved financial performance.

Given our commitment to managing the company for bottom-line performance, we reduced company-wide operating expenses more than $4M in FY’25, $2M of which will be reflected as we progress through fiscal 2026 (FY’26), and we identified an additional $1.5M in annual savings we intend to implement during FY’26. We improved our gross profit percentage by 230 basis points to 25.4% in FY’25 and importantly, over the last several months, we substantially expanded our LED lighting pipeline with multiple new project wins providing $100M to $200M in new revenue opportunities over the next five years, several of which should make meaningful contributions to our FY’26 performance.

To enhance our customer value proposition, efficiency and growth potential, we reorganized Orion around two Commercial Business Units: Solutions and Partners, effective with the start of FY’26. Solutions develops and executes projects with large corporate, government and other complex accounts across our full suite of LED lighting, EV charging station and electrical maintenance capabilities – more efficiently uniting what were largely separate efforts. Partners focuses solely on LED lighting and EV charging product sales, catering to the unique needs of our energy service company (ESCO) and electrical contractor distribution partners and their customers. We are very excited about this new structure which unifies our customer dialogues across our product and service offerings. It allows us to leverage our teams and infrastructure more efficiently, provide greater value to customers and maximize the revenue potential of our suite of complementary capabilities. Drawing upon our team’s vast industry experience, we are promoting from within, while also making select investments in strengthening our go-to-market teams in sales and marketing. For example, we have secured an industry veteran to rejoin Orion in Q2 FY’26, specifically focusing on channel sales.

We believe these cost, margin and structural changes enhance our ability to capitalize on Orion’s unique platform of industry leading, high-quality solutions to achieve customers’ operational, energy savings, workplace safety and sustainability goals. Given our unique suite of complementary solutions, our reputation and significant customer base, combined with our operational improvements and business development momentum, we believe Orion is well positioned for growth and improving results in FY’26 and beyond. While current policy, economic and business environment uncertainties limit visibility on customer activity, our current expectation is for Orion to achieve modest growth and improved bottom-line performance in FY’26, with potential for upside should business conditions stabilize.

FY’25 Highlights

LED Lighting revenue was $47.7M in FY’25 compared to $61.1M in FY’24, reflecting a decrease in larger LED lighting projects and reduced activity in Orion’s ESCO and electrical distribution channels. Despite the impact of lower revenue, lighting achieved a FY’25 gross margin of 26.6% versus 27.3% in FY’24, due to targeted pricing increases, cost reductions and sourcing initiatives.

EV Charging Solutions revenue increased 37% in FY’25 to $16.8M compared to $12.3M in FY’24, principally due to construction services contracts from Eversource Energy’s “EV Make Ready” program and a large public school EV bus project. EV charging solutions improved its FY’25 gross margin to 28.3% versus 27.3% in FY’24, mainly due to the benefit of higher revenue on largely fixed costs.

Maintenance Services revenue was $15.2M in FY’25 compared to $17.1M in FY’24, as new revenue opportunities offset more than half of approximately $4M in revenue forgone through the elimination of unprofitable contracts in early 2025. With the benefit of new pricing, restructuring and cost reduction initiatives, our maintenance services gross profit margin rebounded to 18.2% in FY’25 from 4.4%, in FY’24.

Financial Performance. Orion’s FY’25 total revenue was $79.7M, the midpoint of our revenue outlook, compared to $90.6M in FY’24. Importantly, our gross profit percentage improved to 25.4% from 23.1%, and operating expenses declined to $30.8M in FY’25 from $31.7M in FY’24, benefitting from our ongoing cost containment efforts.

Orion’s FY’25 net loss was $(11.8M), or $(0.36) per share, compared to a FY’24 net loss of $(11.7M), also ($0.36) per share, reflecting lower revenue that was offset by a higher gross profit percentage and lower operating expenses in FY’25.

Financial Position. Orion ended FY’25 with current assets of $35.5M, including $6.0M of cash and equivalents, $12.8M of accounts receivable and $11.4M of inventories. Net of current liabilities, working capital was $8.7M. Given our current financial position, expected obligations, and business outlook, we believe Orion has sufficient resources to fund its operations and growth objectives for the foreseeable future.

FY’26 Outlook

Orion’s FY’26 revenue outlook anticipates growth of approximately five percent to $84M, with potential upside should the macro environment firm and support increased customer infrastructure investment. Based on our enhanced operating discipline, our growth outlook should position Orion for breakeven or positive adjusted EBITDA for the full fiscal year, and it is our intention to build on that progress moving forward.

Virtual Shareholder Meeting

I encourage you to attend our Virtual Annual Meeting of Shareholders on August 7, 2025, at 1:00 p.m. Central Time. The meeting will be accessible at www.virtualshareholdermeeting.com/OESX2025. We will take time to answer shareholder questions and will post a recording of the meeting to our website later that month.

Again, I would like to thank you for your investment in and support of Orion. With the actions we have taken over the last few years, and our renewed focus on growth and operational discipline, I feel we have solidified our foundation to deliver industry-leading high quality, value-creating solutions to our customers. In fulfilling this objective, we should also be well positioned to deliver the growth and improving financial performance that should create meaningful long-term value for our shareholders.

Sincerely,

Sally Washlow
Chief Executive Officer

Orion Energy Systems, Inc.

2210 Woodland Drive

Manitowoc, Wisconsin 54220

(800) 660-9340

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Orion Energy Systems, Inc.:

Our 2025 annual meeting of shareholders will be held on Thursday, August 7, 2025, at 1:00 p.m., Central Time, online at www.virtualshareholdermeeting.com/OESX2025. You will be able to listen to the annual meeting live, submit questions and vote online. A replay of the annual meeting will be available on our website during the month of August.

At the annual meeting, as we describe in the accompanying proxy statement, we will ask you to vote on the following matters:

1.

the election of two nominees named in the attached proxy statement as Class III directors to serve for terms expiring at the 2028 annual meeting of shareholders, in each case until his or her successor has been duly elected and qualified;

2.	an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement;

3.	the ratification of BDO USA, P.C. to serve as our independent registered public accounting firm for our fiscal year 2026;

4.

to approve an amendment to our Amended and Restated Articles of Incorporation, in substantially the form attached to the accompanying proxy statement as Annex A (the “Amendment”), to effect a reverse stock split with respect to our issued and outstanding common stock, no par value per share (“Common Stock”), at a ratio ranging from any whole number between 1-for-2 and 1-for-100, with the final ratio and exact timing to be determined by our board of directors in its discretion, subject to the authority of our board of directors to abandon such amendment (the “Reverse Stock Split Proposal”);

5.	to approve the grant of a special stock option to purchase up to 500,000 shares of our Common Stock to our new chief executive officer (the “Stock Option Grant Proposal”); and

6.	such other business as may properly come before the annual meeting, or any adjournment or postponement thereof.

You are entitled to vote at the annual meeting only if you were a shareholder of record at the close of business on June 10, 2025. A proxy statement and proxy card are enclosed.

In order to provide our shareholders a more convenient, cost-effective method of attending, we have elected to hold our annual meeting via remote communication. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/OESX2025. You are entitled to participate in and submit questions in writing during the annual meeting if you were a shareholder as of the close of business on June 10, 2025. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/OESX2025, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. The annual meeting will begin promptly at 1:00 p.m., Central Time. Online check-in will begin at 12:45 p.m., Central Time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number.

Whether or not you expect to attend the annual meeting, it is important that you promptly complete, sign, date and submit your proxy card via internet, telephone or mail in accordance with its instructions so that you may vote your shares. If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors or on the advisory vote to approve the compensation of our named executive officers or to approve the Stock Option Grant Proposal. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

By order of the Board of Directors:

Sally Washlow
Chief Executive Officer

Manitowoc, Wisconsin

July 7, 2025

Our Annual Report on Form 10-K is enclosed with this notice and proxy statement.

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS

To be Held August 7, 2025

We are providing these proxy materials to you because our board of directors is soliciting proxies for use at our 2025 annual meeting of shareholders to be held online on Thursday, August 7, 2025, at 1:00 p.m., Central Time, and at any adjournment or postponement thereof (which we refer to collectively as our “annual meeting”), for the purposes set forth in the attached Notice of 2025 Annual Meeting of Shareholders and as described herein. We have mailed you a printed copy of this proxy statement and a proxy card in paper format.

This proxy statement and accompanying form of proxy are first being mailed to our shareholders on or about July 7, 2025, along with our Annual Report on Form 10-K for the year ended March 31, 2025, as filed with the Securities and Exchange Commission (the “SEC”) on June 26, 2025. This proxy statement and our Annual Report on Form 10-K can be accessed directly at www.virtualshareholdermeeting.com/OESX2025 using the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials.

In order to provide our shareholders a more convenient, cost-effective method of attending, we have elected to hold our annual meeting via remote communication. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/OESX2025. A replay will be available on our website during the month of August. You are entitled to participate in the annual meeting if you were a shareholder as of the close of business on June 10, 2025. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/OESX2025, you will need your 16-digit control number. The annual meeting will begin promptly at 1:00 p.m., Central Time. Online check-in will begin at 12;45 p.m., Central Time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number.

This year’s shareholder question and answer session will include appropriate questions submitted in advance of, and appropriate questions submitted live during, the annual meeting. You may submit an appropriate question in advance of the meeting at www.proxyvote.com after logging in with your 16-digit control number. Appropriate questions may be submitted during the annual meeting through www.virtualshareholdermeeting.com/OESX2025. We expect to respond to appropriate questions during the annual meeting, and may also respond to appropriate questions on an individual basis or by posting answers on our investor relations website after the meeting.

Execution of a proxy will not affect your right to attend and vote at the annual meeting virtually, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before the annual meeting by giving written notice of your intention to revoke the proxy to our board secretary or by attending the annual meeting virtually and voting at the annual meeting online. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the annual meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s director nominees set forth below; (2) for the advisory vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the executive compensation tables set forth below in this proxy statement; (3) for the ratification of BDO USA, P.C. to serve as our independent registered public accounting firm for our fiscal year 2026; (4) for the Reverse Stock Split Proposal; (5) for the Stock Option Grant Proposal; and (6) on such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies. Our board of directors has designated Sally A. Washlow and J. Per Brodin, and each or either of them, as proxies to vote the shares of our Common Stock solicited on its behalf.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors or on the advisory vote to approve the compensation of our named executive officers or for the Stock Option Grant Proposal. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

The nominees receiving the highest vote totals of the eligible shares of our Common Stock, will be elected as a director. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. The advisory vote to approve the compensation of our named executive officers, the ratification of BDO USA, P.C. to serve as our independent registered public accounting firm for our fiscal year 2026, to approve the Reverse Stock Split Proposal, and to approve the Stock Option Grant Proposal will each be approved if the votes cast in favor of approval exceed the votes cast against approval. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast.

Only holders of record of shares of our Common Stock as of the close of business on June 10, 2025 (the “Record Date”) are entitled to vote at the annual meeting. As of the Record Date, we had 33,688,163 shares of Common Stock outstanding and entitled to vote. The record holder of each share of Common Stock outstanding on the Record Date is entitled to one vote per share on each matter submitted for shareholder consideration at the annual meeting. In order for us to validly transact business at the annual meeting, we must have a quorum present. A majority of the votes of the shares of Common Stock entitled to be cast, or shares representing at least 16,844,082 votes, will represent a quorum for the purposes of the annual meeting.

WE INTEND TO BEGIN MAKING THIS PROXY STATEMENT

AVAILABLE TO SHAREHOLDERS ON OR ABOUT JULY 7, 2025.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We maintain a staggered board of directors comprised of five directors divided into three classes. Currently, two directors are in Class I (2023-2026) (Ms. Wishart-Smith and Mr. Shapiro), one director is in Class II (2024-2027) (Ms. Richstone) and two directors are in Class III (2022-2025) (Mr. Otten and Ms. Washlow). Each director generally serves for a term ending on the date of the third annual shareholders’ meeting following the annual shareholders’ meeting at which such director’s class was most recently elected and until his or her successor is duly elected and qualified.

At the annual meeting, the terms of our current Class III directors, Mr. Otten and Ms. Washlow, will expire. At the annual meeting, our shareholders will elect two Class III directors to serve until our 2028 annual meeting of shareholders, and, in each case, until their successors are duly elected and qualified.

The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the board’s nominees with respect to all proxies we receive unless instructions to the contrary are provided. If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our board. Our directors have no reason to believe that the nominees named below will be unable to serve if elected.

The following sets forth certain information, as of July 7, 2025, about the board’s nominees for election at the annual meeting and each director of our Company whose term will continue after our annual meeting.

Nominees For Election at the Annual Meeting

Class III Directors (2025-2028) — Terms Expiring 2028

Anthony L. Otten, 69, has served as a director since August 2015. Mr. Otten has served as our board chair since August 2022 and from June 2017 to August 2022 served as our lead independent director. Mr. Otten serves as managing member of Stillwater, LLC. Previously, Mr. Otten served as chief executive officer of Versar, Inc. from February 2010 until its sale in November 2017 and also served as a member of the board of directors of Versar, Inc. from 2008 until its sale in November 2017. Mr. Otten also currently serves on the Advisory Board of Constant Associates, Inc., a federal contractor, and the Board of Directors of Sumaria Systems, LLC, a federal contractor focused on cyber and information technology support for U.S. Air Force drone programs. Mr. Otten previously served as managing member of Stillwater, LLC from July 2009 to February 2010; operating partner of New Stream Asset Funding, LLC from 2007 to June 2009; managing member of Stillwater, LLC from 2004 to 2007; and principal of Grisanti, Galef and Goldress, Inc. from 2001 to 2004. Previously, Mr. Otten held senior management positions with Cabot Corporation and Marriott Corporation. We believe that Mr. Otten’s experience as a chief executive officer of a public company, capital markets expertise and merger and acquisition experience qualify him for service as a director of our Company. We further believe that Mr. Otten’s leadership experience and contributions to our board qualify him to serve as our board chair.

Sally A. Washlow, 54, has served as a director since August 2022 and as our chief executive officer since April 2025. Ms. Washlow previously was an ICEO (International Center for Executive Options) Practice Leader at LHH (Lee Hecht Harrison, a global human capital consulting firm) working with senior level and C- Suite executives from companies ranging from Fortune 10 to privately held. From 2017 to April 2025, Ms. Washlow operated SW Consulting LLC supporting companies with executive management, strategy initiatives and board service to privately and publicly held companies. From 2015 to 2017, Ms. Washlow was the Chief Executive Officer of Cedar Electronics Corporation (formerly a public company, Nasdaq: COBR), a supplier of radar detectors, GPS systems, dash cameras and other electronic and automotive aftermarket products, and led the integration of the Cobra and Escort electronics businesses. Prior to Cedar Electronics, Ms. Washlow worked for 13 years at Cobra Electronics Corporation in various capacities, including as President from 2013 until 2015. She is also a member of the Consumer Technology Association . Ms. Washlow currently serves on the board of Data I/O Corporation (Nasadq: DAIO), a company focused on advanced programming, security deployment, security provisions and associated intellectual property protection, which she has served on since 2020, and serves as chair and a member of the compensation and corporate governance and nominating committee. Prior board service includes Costar Technologies, Inc. (OTC Markets Group: CSTI), a designer, developer, manufacturer and distributor of video surveillance products (from 2019-2023), and the advisory board of Matot Industries, an industrial products manufacturer (from 2020-2025). We believe that Ms. Washlow’s experience as our chief executive officer and as an innovative go to market strategist, along with her other leadership and entrepreneurial skills, qualify her for service as a director of our Company.

RECOMMENDATION OF THE BOARD: THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ABOVE DIRECTOR NOMINEES.

Directors Continuing in Office

Class I Directors (2023-2026) — Terms Expiring 2026

Richard A. Shapiro, 54, has served as a director since March 2023. Mr. Shapiro is the Founder and since October 2021 has served as the Chief Investment Officer of Ridge Run Partners, LLC, a family office firm. Previously, Mr. Shapiro served as Portfolio Manager at Millennium Management, a multi-billion dollar hedge fund, where he was focused on equity investments, from 2020 to 2021, and, earlier in his career at Millennium, from 2007 to 2011. From 2011 to 2020, Mr. Shapiro was at Wexford Capital, where he was Portfolio Manager and Co-Head of Equities, and was also a member of Wexford’s Hedge Fund Investment Committee. Mr. Shapiro currently serves on the board of directors of publicly traded Elah Holdings, Inc. and Evolv Technologies Holdings, Inc. He previously served on the board of directors of public companies Altus Power and BBQ Holdings, Inc. Mr. Shapiro holds an M.B.A. from Georgetown University and a B.S. in Business Administration from the University of Southern California. We believe that Mr. Shapiro’s perspective as a professional institutional shareholder and experience in analyzing strategic opportunities and overseeing the management of positions in various investments qualify him for service as a director of our Company.

Heather L. Wishart-Smith, 51, has served as a director since August 2023. Ms. Wishart-Smith advises corporates and investors on strategy, growth, leadership, and innovation. Previously, from 2005 to May 2022, Ms. Wishart-Smith held a series of senior executive roles, most recently as Senior Vice President, Technology & Innovation; Buildings, Infrastructure and Advanced Facilities Mid-Atlantic region; and Federal Department of Defense market sector, with Jacobs Solutions Inc., a publicly-traded international technical professional services firm and Fortune 500 company, where she developed and led the company’s global innovation strategy, including establishing and leading innovation accelerators and standing up corporate venture capital. Earlier in her career, she served in roles of increasing responsibility for KBR, Inc. Ms. Wishart-Smith serves on the board of directors of Group PMX, LLC, is a member of the Advisory Committee of Blockchain Founders Fund, a venture capital fund, serves as a board advisor to JS Global. Ms. Wishart-Smith is a licensed Professional Engineer and certified Project Management Professional with proven experience managing large design programs and developing, managing, and turning around troubled operations in the architectural/engineering professional services market. She is also National Association of Corporate Directors Directorship Certified, a Leadership in Energy and Environmental Design Accredited Professional and has extensive experience in global operations, innovation, M&A, and strategy. A former Navy Civil Engineer Corps officer, Ms. Wishart-Smith served at the Presidential Retreat, Camp David under two presidential administrations, among other duty stations. Ms. Wishart-Smith holds Bachelor and Master of Science degrees in Civil Engineering from the University of Virginia. She is a Fellow of the American Society of Civil Engineers, a member of the National Academy of Construction, an inducted member of the National Academy of Construction, and also a Fellow of the Society of American Military Engineers (SAME) and was its President and Board Chair for its 2020-2021 centennial year. We believe that Ms. Wishart-Smith’s unique experience marrying technology and innovation with traditional engineering and industrial markets and her background as an engineer qualify her for service as a director of our Company.

Class II Directors (2024-2027) — Terms Expiring 2027

Ellen B. Richstone, 73, has served as a director since May 2017. Ms. Richstone was the Chief Financial Officer of several public and private companies between 1989 and 2010, including Rohr Aerospace, a Fortune 500 company. Her primary Chief Financial Officer experience has been as a Chief Financial Officer of technology companies. From 2002 to 2004, Ms. Richstone was the President and Chief Executive Officer of the Entrepreneurial Resources Group. From 2003 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion, a Fortune 500 Company. Ms. Richstone currently serves on the boards and chairs the audit committees of three public companies: Orion Energy Systems, Inc., Cognition Therapeutics, Inc., and Superior Industries International. Ms. Richstone has prior experience on both public and private boards and is currently on the board of the National Association of Corporate Directors in New England. Ms. Richstone’s past public board service includes American Power Conversion (sold), Everyware Global (taken private), Parnell Pharmaceuticals Holdings Ltd. (taken private) and eMagin Inc. (taken private in 2023). In April 2013, Ms. Richstone was awarded the first annual Distinguished Director Award from the Corporate Directors Group (renamed ACCD). Ms. Richstone graduated from Scripps College in Claremont California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Richstone also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s business school. Ms. Richstone holds a Platinum Level Executive Master’s Certification in Director Governance from the American College of Corporate Directors. In January 2018, Ms. Richstone was named a National Association of Corporate Directors Fellow, the highest governance level awarded. In September 2020, Ms. Richstone was named to the Directorship 100 by the National Association of Corporate Directors (NACD) for her leadership in board governance. In addition, in 2023 Ms. Richstone received the CFO Lifetime Achievement award by the Boston Business Journal. We believe that Ms. Richstone’s financial expertise, in addition to her experience in cyber and technology, M&A and global business, as well as her overall experience as a seasoned executive and board member, qualify her for service as a director of our Company.

We strongly encourage our directors to attend our annual meeting, and it is expected that they will do so. All of our then-serving directors attended our 2024 annual meeting virtually.

CORPORATE GOVERNANCE

Board of Directors — General

Our board of directors met 18 times during fiscal 2025, consisting of four mandatory meetings and 14 optional meetings. All of our directors attended at least 75% of the aggregate of (i) the total number of mandatory meetings of the board held during the fiscal year while they were a director and (ii) the total number of meetings held by all committees of the board on which they served during the fiscal year while they were serving on the committees.

Our board has determined that each of Mses. Richstone and Wishart-Smith and Messrs. Otten and Shapiro is independent under the listing standards of The Nasdaq Capital Market. Our board generally uses the director independence standards set forth by The Nasdaq Capital Market as its subjective independence criteria for directors, and then makes an affirmative determination as to each director’s independence by taking into account other, objective criteria as applicable.

Standing Board Committees

Our board of directors has established the following standing committees: an audit and finance committee, a human capital management and compensation committee (the “compensation committee”) and a nominating and corporate governance committee. Our board has adopted charters for each standing committee describing their respective responsibilities. The charters are available on our website at www.orionlighting.com.

Our audit and finance committee is currently comprised of Mses. Richstone and Wishart-Smith and Mr. Otten, with Ms. Richstone acting as chair. Each member of the audit and finance committee is an audit committee financial expert, as defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The principal responsibilities and functions of our audit and finance committee are to (i) oversee the reliability of our financial reporting, the effectiveness of our internal control over financial reporting, and the independence of our internal and external auditors and audit functions and (ii) oversee the capital structure of our Company and assist our board of directors in assuring that appropriate capital is available for operations and strategic initiatives. In carrying out its accounting and financial reporting oversight responsibilities and functions, our audit and finance committee, among other things, oversees and interacts with our independent auditors regarding the auditors’ engagement and/or dismissal, duties, compensation, qualifications and performance; reviews and discusses with our independent auditors the scope of audits and our accounting principles, policies and practices; reviews and discusses our audited annual financial statements with our independent auditors and management; and reviews and approves or ratifies (if appropriate) related party transactions. Our audit and finance committee also is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. Our audit and finance committee met four times in fiscal 2025. Each member of our audit and finance committee meets the requirements for independence under the current rules of The Nasdaq Capital Market and the SEC.

Our compensation committee is currently comprised of Mses. Richstone and Wishart-Smith and Messrs. Otten and Shapiro, with Ms. Wishart-Smith acting as chair. The principal functions of our compensation committee include (i) administering our incentive compensation plans; (ii) establishing performance criteria for, and evaluating the performance of, our executive officers; (iii) annually setting the salary and other compensation for our executive officers; (iv) overseeing our Company’s response to the outcome of our shareholders’ advisory votes on our executive compensation; (v) annually reviewing the compensation paid to our non-employee directors; (vi) annually reviewing the committee’s charter, our equity compensation plans and the compensation committee’s current practices, procedures and controls in order to develop, maintain and implement equity compensation compliance procedures; (vii) providing our board of directors with an annual report on our compliance with our procedures, policies and guidelines for issuing equity awards; (viii) reviewing and approving all disclosures in our SEC filings, including our annual proxy statement, concerning our equity compensation plans and executive and director compensation matters; and (ix) at least annually, reviewing our programs and policies relating to talent engagement, including recruiting, development and retention and the impact of the same. Our compensation committee met five times in fiscal 2025. Each member of our compensation committee meets the requirements for independence under the current rules of the Nasdaq Capital Market and SEC. Principally as a cost containment measure, our compensation committee did not engage the services of a compensation consultant to determine executive compensation for either of fiscal 2025 or fiscal 2026. In general, the compensation committee utilizes compensation studies and reviews compensation practices of peer groups, but has determined to engage an independent compensation consultant only if relevant factors or circumstances change significantly.

Our nominating and corporate governance committee is currently comprised of Mses. Richstone and Wishart-Smith and Mr. Otten, with Mr. Otten acting as chair. The principal functions of our nominating and corporate governance committee are, among other things, to (i) establish and communicate to shareholders a method of recommending potential director nominees for the committee’s consideration; (ii) develop criteria for selection of director nominees; (iii) identify and recommend persons to be selected by our board of directors as nominees for election as directors; (iv) plan for continuity on our board of directors; (v) recommend action to our board of directors upon any vacancies on the board; and (vi) consider and recommend to our board other actions relating to our board of directors, its members and its committees. Our nominating and corporate governance committee met four times in fiscal 2025. Each member of our nominating and corporate governance committee meets the requirements for independence under the current rules of the Nasdaq Capital Market and SEC.

Board Leadership Structure

Our board of directors does not have a policy on whether or not the roles of chief executive officer and board chair should be separate. Our board reserves the right to assign the responsibilities of the chief executive officer and board chair to different individuals or to the same individual if, in the board’s judgment, a combined chief executive officer and board chair position is determined to be in the best interest of our Company. In the circumstance where the responsibilities of the chief executive officer and board chair are vested in the same individual or in other circumstances when deemed appropriate, the board will designate an independent lead director from among the independent directors.

While our board believed that a combined position of chief executive officer and board chair from 2017 through 2023 assisted our board in implementing our strategic plan, created streamlined accountability for our performance and facilitated our board’s efficient and effective functioning, our board currently believes that our Company is best served by Mr. Otten continuing to serve as our independent board chair and Ms. Washlow serving as our chief executive officer. This structure allows Ms. Washlow to focus on her chief executive officer role and leverages Mr. Otten’s long-standing stewardship of our Company as board chair. The principal role of our board chair is to manage and to provide leadership to our board. Our board chair is accountable to the board and acts as a direct liaison between our board and management.

Our board retains the authority to modify its board leadership structure to best address our Company’s unique circumstances as and when appropriate.

Our Board’s Role in Risk Oversight

Our full board is responsible for the oversight of our enterprise risk management process. Our board is responsible for overseeing our management team’s identification of certain enterprise risks that could adversely affect our Company and the steps management has taken or plans to take to monitor, control and report such risks, including risks relating to the sufficiency of our liquidity and capital resources, our payment obligations under our recent financing, the potential for dispute of our remaining Voltrek acquisition earn-out obligations, dilution to our shareholders in the event that we need to raise additional equity capital or subordinated or convertible debt, trends of substantial net losses and negative cash flow, pressures to reduce the selling price of our lighting products, our ability to comply with The Nasdaq Capital Market’s continued listing requirements, our ability to achieve budgeted revenue expectations, the impact of government tariffs and other changes in trade policy, reduction or elimination of EV charging infrastructure investment incentives, lack of major sources of recurring revenue, customer concentration, reduction or elimination of LED lighting investments and investment incentives, implementation of a new ERP system, uncertain timing of project awards, our sales and distribution model, impacts of net losses on our goodwill and other intangibles, raw material price fluctuations and supply chain disruptions, reliance on third-party manufacturers, cybersecurity risk, macroeconomic pressures, the impact of adverse global economic conditions and competition for market share in the LED lighting retrofit market.

Our management reports on these risks to our board at each regular board meeting. Our board relies on our compensation committee to address significant risk exposures facing our Company with respect to our compensation programs. As described herein under the heading “Risk Assessment of our Compensation Policies and Practices,” each year, our compensation committee conducts a review of our compensation policies and practices to assess whether any significant risks arising from our compensation policies and practices are reasonably likely to materially adversely affect our Company. In addition, our audit and finance committee supports the board’s risk oversight function by overseeing and managing risks relating to the reliability of our financial reporting and the effectiveness of our internal control over financial reporting, as well as risks related to our liquidity and capital structure.
Our board’s role in the oversight of our risk management has not affected our board’s determination that the roles of chief executive officer and board chair should currently be separated, as our board believes that such structure constitutes the most appropriate leadership structure for our Company at this time.
Our audit and finance committee and our full board review and comment on the draft risk factors for disclosure in our annual and quarterly reports and use the receipt of such draft risk factors to initiate discussions with appropriate members of our senior management if such risk factors raise questions or concerns about the status of enterprise risks then facing our Company.
Nominating and Corporate Governance Committee Procedures
Our nominating and corporate governance committee will consider shareholder recommendations for potential director nominees, which should be sent to the nominating and corporate governance committee, c/o board secretary, Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. The time by which such recommendations must be received in order to be timely is set forth below under “Shareholder Proposals.” The information to be included with recommendations is set forth in our Amended and Restated Bylaws, and factors that our nominating and corporate governance committee will consider in selecting director nominees are set forth in our Corporate Governance Guidelines. Our Corporate Governance Guidelines are available on our website at www.orionlighting.com. Our nominating and corporate governance committee evaluates all potential nominees in the same manner, and may consider, among other things, a candidate’s strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, industry knowledge and experience, background and perspective. Our nominating and corporate governance committee believes that directors should display the highest personal and professional ethics, integrity and values and sound business judgment. Our nominating and corporate governance committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election,
based on the types of criteria outlined above, as well as the director’s contributions to the board during their current term. As part of its periodic self-assessment, our nominating and corporate governance committee assesses the effectiveness of its director selection policy described in this paragraph.
Code of Conduct
We have adopted a Code of Conduct that applies to all of our directors, officers and employees, including our principal executive officer, our principal financial officer, our controller and persons performing similar functions. Our Code of Conduct is available on our web site at www.orionlighting.com. Any material amendments or waivers relating to the Code of Conduct will be disclosed on our web site within four business days following the date of such amendment or waiver.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale and other disposition of our securities by our directors, officers and employees. Additionally, is our policy to comply with applicable insider trading laws, rules and regulations, and Nasdaq Capital Market listing standards when engaging in transactions in our Common Stock. Our insider trading policy is, and our policies and procedures are, reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq Capital Market listing standards applicable to us. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on
Form 10-K
for the year ended March 31, 2025.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

We are committed to achieving best practices in environmental, social and governance matters. We are in the beginning stages of creating meaningful metrics to monitor and demonstrate continuous improvement towards achieving this goal. We constantly strive to discover new and innovative ways to positively impact the environment, our employees, customers and stakeholders.

Environmental

For over 25 years, we have helped our customers achieve energy savings with healthy, safe and sustainable solutions that enable them to reduce their carbon footprint and digitize their business. Our LED lighting solutions generally result in a 50% or greater reduction in energy consumption for our customers. The result has been to reduce the need to create new power generation in North America.

At our own facilities, we incorporate energy-saving LED lighting and UVC air movement products to reduce our energy consumption and vastly improve the safety and comfort of our manufacturing and office workspaces. We also generate our own electricity from our onsite wind power tower, coupled with our solar array on our manufacturing facility rooftop providing up to 10% of our required daytime power usage.

Our EV charging installation business provides customers with site assessment, project design, construction services, installation and commissions of EV chargers to help them achieve their electrification goals to support their employees, customers, guests and fleets.

Social

We are committed to the social needs of our employees, our stakeholders, the communities in which we operate and our global society. Two of our core values are integrity and respect. We have the courage to do the right thing and we maintain a strict adherence to honesty, ethics and equality. We value our relationships with each other, customers, suppliers and business partners and act in the same way that we want to be treated.

We are committed to maintaining a respectful work environment for our employees, free from discrimination or harassment of any kind. Our clear-cut anti-harassment and discrimination policy and Code of Conduct form the foundation of our culture of respect and dignity. We are also committed to being an equal opportunity employer and are constantly establishing meaningful diversity metrics.

We engage in our communities by donating lighting products for renovation and new construction, including projects at treasured local institutions, such as zoos, museums and exposition centers, as well as public service entities, such as local fire departments. All of our associates receive one paid day per year to volunteer in our Company sponsored events. In addition, we have a community outreach committee that provides support for local causes.

Governance

Our board of directors adheres to our Corporate Governance Guidelines and Code of Conduct, which are reviewed annually. Our directors represent a wide range of perspectives, experience and knowledge.

Our board members have a broad and diverse set of qualifications, skills and experiences as illustrated below.

BOARD OF DIRECTORS’ SKILL MATRIX

INDUSTRY EXPERIENCE

Lighting	X		X

Specialty Manufacturing	X	X	X

Industrial products sold to large national accounts	X	X

Industrial products sold through distribution channels	X	X

Light manufacturing	X	X

Distribution	X	X

OPERATIONAL EXPERIENCE

CEO public company	X	X

CEO – private company	X	X	X

CFO public company			X

Sales and Marketing Executive with direct selling experience		X		X

Business Development Sr. Executive		X		X

Fundraising / Capital Raising – Public Markets	X		X		X

Investor Relations		X	X	X	X

M&A	X	X	X	X	X

P&L Experience – running a division or a business line inside a company	X	X	X	X	X

Supply Chain/Purchasing/Manufacturing		X	X

Shareholder Engagement

We are proud of our frequent and active shareholder engagement. In fiscal 2025, we continued investor outreach by participating in virtual investor conferences and investor meetings and hosting small groups of investors at our headquarters. A summary of recent outreach is listed below:

•	Participated in 8 investor conferences; and

•	Conducted discussions and held more than 60 meetings with investors, analysts and shareholders, representing over 25% of our shareholder base.

Our team uses a purposeful and deliberate approach to build better lines of communication between investors and management. As we continue our efforts to build and to strengthen our relationships with the investment community, we encourage you to contact us by mail at Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220, Attn: Chief Financial Officer or by email at ir@oesx.com. Please also visit investor.oriones.com for a regularly updated list of investor events and presentations.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to, each of our then serving named executive officers during our fiscal 2025 whom we refer to as our “NEOs,” and describes our policies and decisions made with respect to the information contained in the following tables, related footnotes and narrative for our fiscal 2025. Our NEOs for fiscal 2025 are identified below in the table titled “Summary Compensation Table for Fiscal 2025.” In this compensation discussion and analysis, we also describe various actions regarding NEO compensation taken before or after our fiscal 2025 when we believe it enhances the understanding of our executive compensation program, including actions taken with respect to the material elements of compensation applicable to our NEOs for our fiscal 2026.

Continued Emphasis on Pay-For-Performance and “At Risk” Incentive Compensation

Our compensation committee emphasizes pay-for-performance and at-risk incentive compensation for our NEOs. In fiscal 2025, approximately 67-75% of our NEOs total compensation package was structured (at target levels) to be contingent, or “at risk”, based on our financial performance. A similar percentage of contingent “at risk” compensation was reflected in our compensation committee’s decisions on the fiscal 2026 compensation packages for our NEOs. Our compensation committee believes that focusing such a high percentage of our NEOs’ compensation on our relative achievement of our financial performance goals better aligns the economic interests of our NEOs with our shareholders and underscores our emphasis on paying for performance.

Overview of Our Executive Compensation Philosophy and Design

General

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our Company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•

To motivate and reward our executive officers to achieve strong financial performance, particularly increased revenue, adjusted EBITDA (defined as our earnings before interest, tax, depreciation and amortization, as adjusted for equity compensation charges, earn-out payments related to our Voltrek acquisition and after taking into account any related bonuses tied to achievement of this metric), profitability, integration and performance of our acquired Voltrek and maintenance businesses, and shareholder value;

•	To attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	To align the economic interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving our financial performance goals, creating value for our shareholders and for their efforts and dedication to our Company. Over the recent past, we have implemented annual and long-term executive incentive compensation programs that have focused on achieving increased revenue, net income and/or adjusted EBITDA, integration and performance of our acquired businesses, along with long-term shareholder value enhancements.

Our executive compensation program for our NEOs in fiscal 2025 consisted of the following elements:

•	Base salary;

•	Short-term annual cash incentive bonus compensation;

•	Long-term equity-based incentive compensation (both time vesting and performance vesting, as well as separate related cash awards); and

•	Retirement and other benefits.

Fiscal 2025 Compensation Decisions

Based on the advice and input of our then serving chief executive officer, as well as public company peer group comparisons, particularly the comparative executive compensation packages provided by our Company’s closest public company lighting industry peers, LSI Industries, Inc. and Acuity Inc., in late fiscal 2024 and early fiscal 2025, our compensation committee approved the following key elements of our fiscal 2025 executive compensation program:

•

Despite increasing market trends, because of our disappointing financial and stock price performance in fiscal 2024, our compensation committee kept the fiscal 2025 base salaries of all three of our then serving NEOs the same as they were in fiscal 2024 and fiscal 2023. Due to continued financial under performance and as part of our cost containment efforts, during the fourth quarter of fiscal 2025, our then serving NEOs and independent directors agreed to a 10% reduction in their base salaries and director retainers.

•

Authorized a fiscal 2025 annual executive cash bonus program with structural elements substantially the same as those used in fiscal 2024, with the same three component segments of the program with the same relative weighting: (i) adjusted EBITDA, after taking into account NEO bonuses (weighted at 50%); (ii) revenue (weighted at 30%); and (iii) EV/OMS revenue, subject to our Company achieving profitability (weighted at 20%).

•

Maintained at the same relative levels as in fiscal 2024 the total dollar amount of our NEO fiscal 2025 annual long-term incentive grants. On a percentage-of-salary basis, those awards were equal to 200% for our then serving chief executive officer and to 150% for our two other NEOs. As a result, each NEO was granted fiscal 2025 annual long-term incentive grants (at target level) valued at $850,000, $570,000 and $570,000 for each of Messrs. Jenkins, Brodin and Green, respectively.

•

As in fiscal 2024, one half of the dollar value of such awards were granted in the form of a time-vesting award of restricted stock (combined with a separate grant of restricted cash) that vests on a pro-rata basis over a three-year employment period after their effective grant date and one-half of the dollar value of such awards were granted in the form of performance vesting shares (combined with a separate grant of restricted cash) based on our relative achievement of between a 25% to 50% revenue growth target for fiscal 2027 compared to our fiscal 2024 revenue of $91 million.

•

Because our stock price remained at less than $5.00, based on the policy adopted by our compensation committee in fiscal 2024, each of our NEO’s time-vesting portion of their fiscal 2025 long-term equity-based incentive grants was in the form of a combined grant, with 60% of the dollar value of the award in the form of three-year pro rata vesting restricted stock and 40% of the dollar value of the award in the form of a separate grant of restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards. Our NEOs’ performance share grants were also granted in the form of combined grants of 60% performance vesting stock and a separate grant of 40% restricted cash payable upon the vesting of the tandem performance stock awards.

Our compensation committee established the target bonus levels for each of our then serving NEOs as follows for fiscal 2025:

Name and Then Current Position	Fiscal 2025 Target Bonus	Percentage of Fiscal 2025 Base Salary

Michael H. Jenkins	$425,000	100%
Chief Executive Officer

J. Per Brodin	$190,000	50%

Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$190,000	50%
Executive Vice President and President of Orion Services Group

Based on our board of directors’ approved budget for fiscal 2025, our compensation committee established a three-pronged fiscal 2025 executive bonus program. As a result, eligible bonus amounts payable to our then serving NEOs for fiscal 2025 were (i) 50% based on achieving a target level of post-bonus calculated adjusted EBITDA of $1.8 million; (ii) 30% based on achieving a target level of revenue of $107 million; and (iii) 20% based on achieving a target level of strategic EV/OMS revenue of $31.5 million, provided that we were also profitable. Achieving threshold levels of performance for any metric would have resulted in a 50% payout for that weighted segment of each NEO’s fiscal 2025 bonus eligibility, with target level achievement resulting in a 100% payout for that weighted segment and maximum level achievement resulting in a 200% payout for that weighted segment. We did not achieve any of the threshold levels of the established financial performance metrics for the payment of fiscal 2025 bonus levels. As a result, we did not pay our NEOs any bonuses for fiscal 2025.

The following chart sets forth the fiscal 2025 restricted stock and separate restricted cash awards granted to our then serving NEOs (with the dollar values of the restricted stock portion of the award converted into a specific number of shares based on the closing sale price of our Common Stock on The Nasdaq Capital Market determined on the third business day after our fiscal 2024 earnings release of $1.09):

Name and Then Current Position	Value of Time- Vesting Long-Term Grant ($)	Restricted Stock 60% ($)/Shares	Restricted Cash 40% ($)

Michael H. Jenkins	$425,000	$255,000/233,945	$170,000
Chief Executive Officer

J. Per Brodin	$285,000	$171,000/156,881	$114,000

Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$285,000	$171,000/156,881	$114,000
Executive Vice President and President of Orion Services Group

The following chart sets forth the fiscal 2025 performance share and separate restricted cash awards granted to our then serving NEOs (with the dollar values of the performance stock portion of the award converted into a specific number of shares based on the closing sale price of our Common Stock on The Nasdaq Capital Market determined on the third business day after our fiscal 2024 earnings release of $1.09):

Name and Then Current Position	Value of Performance- Vesting Long-Term Grant ($) at Target	Performance- Vesting Restricted Stock 60% ($)/Shares at Target	Performance- Vesting Restricted Cash 40% ($) at Target	Value of Performance- Vesting Long-Term Grant ($) at Max	Performance- Vesting Restricted Stock 60% ($)/Shares at Max	Performance- Vesting Restricted Cash 40% ($) at Max

Michael H. Jenkins Chief Executive Officer	$425,000	$255,000/ 233,945	$170,000	$637,500	$382,500/ 350,917	$255,000

J. Per Brodin Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer	$285,000	171,000/ 156,881	$114,000	$427,500	$256,500/ 235,321	$171,000

Scott A. Green Executive Vice President and President of Orion Services Group	$285,000	$171,000/ 156,881	$114,000	$427,500	$256,500/ 235,321	$171,000

Our compensation committee reserved the right and discretion to make exceptions or additions to our executive compensation programs, including as any such exception or addition may apply to the determination of any and/or all of the relative base salaries, annual bonuses, long-term incentive compensation and/or total direct compensation of our executives, for outstanding contributions to the overall success of our Company and the creation of shareholder value, as well as in cases where it may be necessary or advisable to attract and/or retain executives who our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases, other than our chief executive officer’s own compensation). Our compensation committee also has the discretion to adjust the achievement of the financial metrics under our annual cash bonus programs for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses. Our compensation committee did not make any discretionary adjustments, exceptions or additions to our executive compensation program or elements in fiscal 2025, except for agreeing to our management’s proposed 10% reduction in our NEOs’ base salaries and our independent directors’ retainers.

Fiscal 2026 Compensation Decisions

On April 14, 2025, we terminated our then serving chief executive officer and appointed our independent board member, Ms. Washlow, to be our new chief executive officer and entered into an Executive Employment and Severance Agreement with Ms. Washlow (the “Employment Agreement”). The Employment Agreement provides Ms. Washlow with the following compensation arrangements: (i) an annual base salary of $382,500, provided that if our other named executive officers’ base salaries are returned to their pre-reduction levels, then Ms. Washlow’s base salary will also be similarly adjusted up to $425,000; (ii) a target annual bonus of 100% (threshold 80% and maximum of 200%) of her base salary upon our relative achievement of executive incentive performance targets for each fiscal year; (iii) a special bonus of $100,000 if we achieve a stretch goal of $100 million in revenue for fiscal 2026; (iv) a cash signing bonus of $500,000, approximately $300,000 of was required to be used by Ms. Washlow to purchase shares of our Common Stock directly from us; and (v) a pre-change of control severance multiplier of 1.5x and a post-change of control severance multiplier of 2.0x. On May 29, 2025, our board and Ms. Washlow mutually agreed to defer Ms. Washlow’s cash signing bonus and related direct purchase of Common Stock for up to one year, with the timing of such cash signing bonus and related direct purchase of our Common Stock to be reviewed quarterly and mutually agreed upon by the compensation committee and Ms. Washlow.

In addition, the Employment Agreement provided that, on the 15th trading day after we announce our fiscal 2025 financial results, Ms. Washlow will be granted an initial equity grant consisting of a non-qualified stock option exercisable for a total of 500,000 shares of our Common Stock. The option exercise price per share will be equal to the average closing sale price of our Common Stock over the 10 trading days preceding the grant date. Out of this grant, the portion of Ms. Washlow’s stock option exercisable for one-half of the option shares (250,000 shares) will vest pro rata over a three-year period after the grant date, provided that Ms. Washlow is then still employed by us on each applicable vesting date. The portion of Ms. Washlow’s stock option exercisable for the second one-half of the grant (250,000 shares) will vest as follows if our per share price achieves the following levels over the three-year period after the grant date and provided Ms. Washlow is still employed by us on the applicable vesting date: (a) one-third at $3.00; (b) one-third at $4.00; and (c) one-third at $5.00. Achievement of the target share prices will be determined based on a five trading day average closing price of our Common Stock. This stock option grant expires at, and cannot be exercised after, the close of business at the Company’s headquarters on the earliest to occur of: (a) the tenth anniversary of the grant date; (b) one year after the termination of the Ms. Washlow’s employment with the Company as a result of death or disability (within the meaning of Code Section 22(e)(3)); or (c) 90 days after the Ms. Washlow’s termination of her employment with the Company for any other reason. This stock option grant will be forfeited if not approved by our shareholders at our annual meeting. See “Proposal Five: The Grant of a Stock Option to Purchase up to 500,000 Shares of our Common Stock to our Chief Executive Officer.”

In addition, Ms. Washlow will be entitled to certain other benefits and perquisites, including: (i) term life insurance, with a face value of $1,000,000; (ii) health and prescription drug reimbursement per our plan; (v) reimbursement for her COBRA premiums to continue her current health care coverage with her former employer until she and her family are fully covered under our health plan; (iv) group long-term disability insurance; (v) an automobile allowance of $1,000 per month, plus mileage from her home to our Manitowoc,

Wisconsin headquarters; (vi) tax preparation fee reimbursement; (vii) annual executive physical reimbursement; (viii) reimbursement for all travel, lodging and meal expenses for travel for, and working at, our offices; and (ix) reimbursement of her legal fees to complete the Employment Agreement.

Other than the compensation terms agreed to with our new chief executive officer in her Employment Agreement, our compensation committee made the following decisions with respect to our NEOs’ compensation elements for fiscal 2026:

•	Due to our disappointing financial performance and relatively low stock price, we retained the 10% reduction in our NEOs’ base salaries that were implemented in the fourth quarter of fiscal 2025.

•	Consistent with prior fiscal years’ past practice, our NEOs’ annual bonus target pay-outs were set at 100% of base salary for our chief executive officer and 50% of base salary for our other two NEOs.

•

Authorized a fiscal 2026 annual executive cash bonus program focused on our goal of achieving our board-approved fiscal 2026 target levels of adjusted EBITDA (after taking into account any NEO bonuses) (weighted at 50%) and revenue, provided we also achieve positive adjusted EBITDA (weighted at 50%). Our compensation committee also determined to continue our practice that we started in fiscal 2023 of providing for a tiered annual bonus program depending upon our relative financial performance compared to the specified financial metrics (e.g., “threshold,” “target” and “maximum” pay-out levels) as a better corporate governance and executive compensation practice that reduces compensation-related risk compared to our prior “all-or-nothing” approach.

•

Due to the lack of share availability under our 2016 omnibus incentive plan (the “2016 Plan”) and our low stock price, we restructured our fiscal 2026 annual long term equity grants to our NEOs so that they were not denominated in dollar amounts related to the level of our NEOs’ base salaries. As a result, we granted three-year pro-rata annual vesting restricted stock awards in a fixed share amount that we thought were fair and reasonable under the circumstances. No performance share awards were issued due to the lack of share availability under our 2016 Plan and our management changes.

•

To provide further financial incentive to Messers Green and Brodin to help us achieve an increased stock price over the next three years, they each were granted a stock price performance vesting stock option for 125,000 shares, with each option vesting as follows if our per share price achieves the following levels over the three-year period after the grant date and provided Messers Green and Brodin are then still employed by us on the applicable vesting date: (a) one-third at $3.00; (b) one-third at $4.00; and (c) one-third at $5.00. Achievement of the target share prices will be determined based on a five trading day average closing price of our Common Stock.

The following chart sets forth the target bonus levels for each of our NEOs for fiscal 2026:

Name and Current Position	Fiscal 2026 Target Bonus(1)	Percentage of Fiscal 2026 Base Salary(1)

Sally A. Washlow	$382,500	100%
Chief Executive Officer

J. Per Brodin	$171,000	50%
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$171,000	50%
President and Chief Operating Officer

(1)	Bonus payouts will be determined based on the actual amount of base salary earned in fiscal 2026.

The following chart sets forth the fiscal 2026 restricted stock awards granted to our NEOs that will vest pro rata annually over a three-year employment period:

Name and Current Position	Restricted Stock Shares(1)

Sally A. Washlow	200,000
Chief Executive Officer

J. Per Brodin	100,000
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	150,000
President and Chief Operating Officer

The following chart sets forth the fiscal 2026 stock option awards to each of our NEOs:

Name and Current Position	Stock Price Performance Option Shares(1)	Time Based Vesting Option Shares(1)

Sally A. Washlow	250,000	250,000
Chief Executive Officer

J. Per Brodin	125,000	—

Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	125,000	—
President and Chief Operating Officer

Our compensation committee has reserved the right and discretion to make exceptions or additions to our executive compensation programs, including as any such exception or addition may apply to the determination of any and/or all of the relative base salaries, annual bonuses, long-term incentive compensation and/or total direct compensation of our executives, for outstanding contributions to the overall success of our Company and the creation of shareholder value, as well as in cases where it may be necessary or advisable to attract and/or retain executives who our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases, other than our chief executive officer’s own compensation). Our compensation committee also has the discretion to adjust the achievement of the financial metrics under our annual cash bonus programs for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses.

Setting Executive Compensation

Our board of directors, our compensation committee and our chief executive officer each play a role in setting the compensation of our NEOs. Our board of directors appoints the members of our compensation committee and delegates to the compensation committee the direct responsibility for overseeing the design and administration of our executive compensation program. Currently, our compensation committee consists of Mmes. Wishart-Smith (Chair) and Richstone and Messrs. Otten and Shapiro. Prior to becoming our new chief executive officer on April 14, 2025, Ms. Washlow served as the Chair of our compensation committee. Each member of our compensation committee is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our compensation committee has primary responsibility for, among other things, determining our compensation philosophy, evaluating the performance of our executive officers, setting the compensation and other benefits of our executive officers, overseeing our Company’s response to the outcome of the advisory votes of shareholders on executive compensation, assessing the relative enterprise risk of our compensation program and administering our incentive compensation plans. In consultation with the chair of our compensation committee, our chief executive officer makes recommendations to our compensation committee regarding the compensation of other executive officers and attends meetings of our compensation committee at which our compensation committee considers the compensation of other executives. Our compensation committee considers these recommendations but has the final discretionary responsibility for determining the compensation of all of our executive officers.

In establishing our fiscal 2025 and 2026 executive compensation elements, our compensation committee considered the results from the shareholder advisory (or “say-on-pay”) vote on executive compensation at our 2024 annual meeting of shareholders that resulted in our receiving a 93% shareholder say-on-pay vote approval.

Internal and External Reports

In general, our compensation committee has determined to save our Company the cost of engaging an independent compensation consultant, unless factors or circumstances change significantly. Our compensation committee did not utilize any external reports or surveys in connection with its fiscal 2025 or fiscal 2026 executive compensation decisions. In setting executive compensation for fiscal years 2025 and 2026, our compensation committee took into account the executive compensation paid by our Company’s two closest lighting industry peers, LSI Industries, Inc. and Acuity Inc., as well as its own internal reports on recent trends in executive compensation at public companies, including pay-for-performance, say-on-pay, merit increases, annual incentives, long-term incentives and perquisites.

In the event our compensation committee in the future engages a compensation consultant, to assure independence, our compensation committee has a policy of pre-approving all work unrelated to executive compensation proposed to be provided by any such compensation consultant. Our compensation committee will also consider all factors relevant to the consultant’s independence from management, including but not limited to the following factors:

•	The provision of other services that the consultant provides to us;

•	The amount of fees received from us as a percentage of the consultant’s total revenue;

•	The consultant’s policies and procedures designed to prevent conflicts of interest;

•	Business or personal relationships of the consultant with our compensation committee members;

•	The amount of our stock owned by the consultant; and

•	Business or personal relationships of the consultant with our executive officers.

Our compensation committee assessed the independence of our principal outside legal counsel, with whom our compensation committee consults from time to time on executive compensation matters. Using the factors set forth above, our compensation committee determined that our principal outside legal counsel was independent and that there were no conflicts of interest with respect to its work for the committee.

Retirement and Other Benefits

Welfare and Retirement Benefits. As part of a competitive compensation package, we sponsor a welfare benefit plan that offers health, life and disability insurance coverage to participating employees. We also sponsor an employee stock purchase plan under which our employees may purchase shares of our Common Stock. In addition, to help our employees prepare for retirement, we sponsor the Orion Energy Systems, Inc. 401(k) Plan and match employee contributions at a rate of 25% of the first $5,000 of an employee’s contributions (i.e., capped at $1,250). Our NEOs participate in the broad-based welfare plans, our employee stock purchase plan and the 401(k) Plan on the same basis as our other employees. We also provide enhanced life and disability insurance benefits for our NEOs. Under our enhanced life insurance benefit, we pay the full cost of premiums for life insurance policies for our NEOs. The amounts of the premiums are reflected in the Summary Compensation Table below. Our enhanced disability insurance benefit includes a higher maximum benefit level than under our broad-based plan, cost of living adjustments and a portability feature.

Perquisites and Other Personal Benefits. We provide perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable our executives to perform their duties and to enable us to attract and retain employees for key positions.

New CEO Employment Agreement

In conjunction with Mr. Jenkins’ replacement as our chief executive officer, our board of directors appointed Ms. Washlow as our Company’s new chief executive officer. In connection with her appointment as our Company’s new chief executive officer, on April 14, 2025, we entered into the Employment Agreement with Ms. Washlow, pursuant to which she will be provided with the following compensation arrangements: (i) an annual base salary of $382,500, provided that if our other named executive officers’ base salaries are returned to their pre-reduction levels, then Ms. Washlow’s base salary will also be similarly adjusted up to $425,000; (ii) a target annual bonus of 100% (threshold 80% and maximum of 200%) of her base salary upon our relative achievement of executive incentive performance targets for each fiscal year; (iii) a special bonus of $100,000 if we achieve a stretch goal of $100 million in revenue for fiscal 2026; (iv) a cash signing bonus of $500,000 payable, approximately $300,000 of which was required to be used by Ms. Washlow to purchase shares of our Common Stock directly from us; and (v) a pre-change of control severance multiplier of 1.5x and a post-change of control severance multiplier of 2.0x. On May 29, 2025, our board and Ms. Washlow mutually agreed to defer Ms. Washlow’s cash signing bonus and related direct purchase of our Common Stock for up to one year, with the timing of such cash signing bonus and related direct purchase of our Common Stock to be reviewed quarterly and mutually agreed upon by the compensation committee and Ms. Washlow.

In addition, the Employment Agreement provided that, on the 15th trading day after we announce our fiscal 2025 financial results, Ms. Washlow will be granted an initial equity grant consisting of a non-qualified stock option exercisable for a total of 500,000 shares of our Common Stock. The option exercise price per share will be equal to the average closing sale price of our Common Stock over the preceding 10 trading days. Out of this grant, the portion of Ms. Washlow’s stock option exercisable for one-half of the option shares (250,000 shares) will vest pro rata over a three-year period after the grant date, provided that Ms. Washlow is then still employed by us on each applicable vesting date. The portion of Ms. Washlow’s stock option exercisable for the second one-half of the grant (250,000 shares) will vest as follows if our per share price achieves the following levels over the three-year period after the grant date and provided Ms. Washlow is then still employed by us on the applicable vesting date: (a) one-third at $3.00; (b) one-third at $4.00; and (c) one-third at $5.00. Achievement of the target share prices will be determined based on a five trading day average closing price of our Common Stock. This stock option grant expires at, and cannot be exercised after, the close of business at the Company’s headquarters on the earliest to occur of: (a) the tenth anniversary of the grant date; (b) one year after the termination of the Ms. Washlow’s employment with the Company as a result of death or disability (within the meaning of Code Section 22(e)(3)); or (c) 90 days after the Ms. Washlow’s termination of her employment with the Company for any other reason. This stock option grant will be forfeited if not approved by our shareholders at our annual meeting. See “Proposal Five: The Grant of a Stock Option to Purchase up to 500,000 Shares of our Common Stock to our Chief Executive Officer.”

In addition, Ms. Washlow will be entitled to certain other benefits and perquisites, including: (i) term life insurance, with a face value of $1,000,000; (ii) health and prescription drug reimbursement per our plan; (v) reimbursement for her COBRA premiums to continue her current health care coverage with her former employer until she and her family are fully covered under our health plan; (iv) group long-term disability insurance; (v) an automobile allowance of $1,000 per month, plus mileage from her home to our Manitowoc, Wisconsin headquarters; (vi) tax preparation fee reimbursement; (vii) annual executive physical reimbursement; (viii) reimbursement for all travel, lodging and meal expenses for travel for, and working at, our offices; and (ix) reimbursement of her legal fees to complete the Employment Agreement.

Severance and Change of Control Arrangements

We provide certain protections to our NEOs in the event of certain terminations of their employment, including enhanced protections for certain terminations that may occur after a change of control of our Company. However, our NEOs will only receive the enhanced severance benefits following a change in control if their employment terminates without cause or for good reason. We describe this type of severance arrangement as being subject to a “double trigger.”

All payments, including any severance payments, to be made to our NEOs in connection with a change of control under their employment agreements and any other of our agreements or plans will be subject to a potential “cut-back” in the event any such severance payments or other benefits become subject to non-deductibility or excise taxes as “excess parachute payments” under Code Section 280G or 4999. The cut-back provisions have been structured such that all amounts payable under their employment agreements and other of our agreements or plans that constitute change of control payments will be cut back to one dollar less than three times the executive’s “base amount,” as defined by Code Section 280G, unless the executive would retain a greater amount by receiving the full amount of the payment and paying the related excise taxes (a so-called “valley provision”).

Our 2016 Plan also provides potential protections to our NEOs in the event of certain changes of control. Under these plans, our NEOs’ stock options, restricted stock and performance shares that are unvested at the time of a change of control may become vested on an accelerated basis in the event of certain changes of control. In addition, our restricted stock and performance share award agreements under the 2016 Plan provide for the automatic vesting of all unvested shares of restricted stock and performance share upon a change of control. Any acceleration of unvested performance shares will be accelerated at their “target level”. Moreover, our employment agreements with our NEOs provide that any unvested equity awards (not including any unvested related cash awards) held by our NEOs will be automatically accelerated upon a qualifying termination prior to a change of control, but only to the extent such equity awards would have vested within two years following the date of such qualifying termination.

We selected these triggering events to afford our NEOs some protection in the event of a termination of their employment, particularly after a change of control of our Company. We believe these types of protections better enable our NEOs to focus their efforts on behalf of our Company without undue concern over the impact on their employment or financial security of a change of control of our Company. We also provide severance benefits in order to obtain from our NEOs certain concessions that protect our interests, including their agreements with respect to confidentiality, intellectual property rights waiver, non-solicitation and non-competition. See below under the heading “Payments upon Termination or Change of Control” for a description of the specific circumstances that would trigger payment or the provision of other benefits under these arrangements, as well as a description, explanation and quantification of the payments and benefits under each circumstance.

Other Policies

Policies On Timing of Equity Awards. Our compensation committee and board of directors have adopted a general policy on the timing of equity awards under which our compensation committee generally will make annual equity awards beginning effective as of the date three business days after our next quarterly (or fiscal year-end) earnings release following the decision to make the grant, regardless of the timing of the decision. Our compensation committee has elected to grant equity-based awards shortly following our earnings releases so that the equity-based awards are granted (and valued) at a point in time when the most important information about our Company then known to management and our board is likely to have been disseminated in the market.

Our board of directors has also delegated limited authority to our chief executive officer, acting as a subcommittee of our compensation committee, to grant certain equity-based awards under our 2016 Plan. For fiscal 2026, our chief executive officer may grant awards covering up to a total of 25,000 shares of our Common Stock to certain non-executive officers in connection with offers of employment, promotions and certain other circumstances. Shares subject to awards granted under this delegated authority which are subsequently cancelled or forfeited may be added back to the delegated share authority grant amount for that fiscal year. Under this delegation of authority, any equity-based awards granted by our chief executive officer must have an effective grant date on the first business day of the month following the event giving rise to the award.

Our equity incentive plans do not permit awards of stock options or stock appreciation rights with an effective grant date prior to the date our compensation committee or our chief executive officer takes action to approve the award.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
. During fiscal year 2025, we did not grant stock options or similar awards having option-like features (“similar awards”) as part of our equity compensation programs. If we grant stock options or similar awards in the future, we anticipate that our policy will be not to grant stock options or similar awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. In addition, we do not anticipate granting stock options or similar awards during periods in which there is material nonpublic information about our company, including during “blackout” periods or outside a “trading window” established in connection with the public release of earnings information under our insider trading policy. To the contrary, we anticipate that our board would grant any stock options or similar awards on a predetermined schedule without taking into account material nonpublic information in determining either the time or terms of such awards. Our executive officers will not be permitted to choose the grant date for their individual stock option grants, if any are granted. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Executive Officer Stock Ownership Guidelines
. One of the key objectives of our executive compensation program is alignment of the economic interests of our executive officers with the economic interests of our shareholders. We believe that ensuring that our executive officers are also significant shareholders and have a significant financial interest in our Company is an effective means to accomplish this objective.
The number of shares of our Common Stock required to be held by our executive officers, and the actual number of shares beneficially owned by our executive officers as of the Record Date, is as follows:

Name and Current Position	Required Number of Shares	Shares Beneficially Owned

Sally A. Washlow	112,154	23,328
Chief Executive Officer

Scott Green	38,077	643,321
President and Chief Operating Officer

J. Per Brodin	38,077	244,172
Executive Vice President and Chief Financial Officer
Executive officers are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted stock and performance share awards or other similar equity-based awards and through direct share purchases. Newly appointed or promoted executive officers have until the fifth anniversary of their appointment or promotion as executive officers to satisfy the ownership requirement. All of our executive officers have either satisfied the ownership requirement or have additional time to do so.
Tax Considerations
. Section 162(m) of the Code generally prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1.0 million that is paid to certain of their current and former executive officers. To the extent the value of any such individual’s compensation exceeds $1.0 million in value, our compensation committee believes that such level of compensation is appropriate to further our Company’s objectives of motivating, attracting and retaining our NEOs, despite a portion of such compensation not being eligible for deductibility under Section 162(m).
We also maintain certain deferred compensation arrangements for our employees and non-employee
directors that are potentially subject to Code Section 409A. If such an arrangement is neither exempt from the application of Code Section 409A nor complies with the provisions of Code Section 409A, then the employee or non-employee
director participant in such arrangement is considered to have taxable income when the deferred compensation vests, even if not paid at such time, and such income is subject to an additional 20% income tax. In such event, we are obligated to report such taxable income to the IRS and, for employees, withhold regular income taxes (but no withholding is required on the 20% additional income tax). If we fail to do so, we could be liable for the withholding taxes and interest and penalties thereon. As a result, our deferred compensation arrangements are intended to either qualify for an exemption from, or to comply with, Code Section 409A.

Strict Prohibition Against Hedging and Pledging. We maintain a robust policy strictly prohibiting our employees, officers and directors, as well as any of their designees, from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of our Common Stock, including through financial instruments such as prepaid variable forwards, equity swaps collars and exchange funds. Our employees, officers and directors are also prohibited from trading on an exchange in puts, calls and other derivative securities related to our Common Stock. Additionally, our officers and directors are prohibited from entering into any arrangement that, directly or indirectly, involves the pledge of our Common Stock or other use of our Common Stock as collateral for a loan.

Compensation Committee Interlocks and Insider Participation

During fiscal 2025, no member of our compensation committee had a relationship with us that required disclosure under Item 404 of Regulation S-K. During fiscal 2025, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section contained in this proxy statement with management. Based on our compensation committee’s review and discussions with management, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis section be included in this proxy statement.

Heather Wishart-Smith, Chair

Anthony L. Otten

Ellen B. Richstone

Richard A. Shapiro

Summary Compensation Table for Fiscal 2025

The following table sets forth for our NEOs the following information for each of the past three fiscal years: (i) the dollar amount of base salary earned; (ii) the dollar value of bonuses and non-equity incentive plan compensation earned; (iii) the grant date fair value, determined under Accounting Standards Codification Topic 718 (“ASC Topic 718”), for all equity-based awards held by our NEOs; (iv) all other compensation; and (v) the dollar value of total compensation. On April 14, 2025, our then serving chief executive officer, Michael H. Jenkins, was replaced with Sally A. Washlow as our new chief executive officer and Scott A. Green was promoted to president and chief operating officer.

Name and Then Current Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Michael H. Jenkins	2025	419,483	—	510,000	—	—	74,761	(3)	1,004,244
Chief Executive Officer(2)	2024	416,827	45,000	510,000	—	—	17,536		989,362
	2023	397,557	—	456,665	—	—	11,500		865,722

J. Per Brodin	2025	375,615	—	342,000	—	—	86,100	(4)	803,715
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer	2024	372,692	27,500	342,000	—	—	87,767		829,959
	2023	380,000	—	222,615	—	—	51,667		654,282

Scott A. Green	2025	375,615	—	342,000	—	—	97,023	(5)	814,638
Executive Vice President and President of Orion Energy Services	2024	372,692	27,500	342,000	—	—	100,751		842,944
	2023	380,000	—	330,915	—	—	131,539		842,454

(1)

Represents the grant date fair value calculated pursuant to ASC Topic 718 for restricted stock awards and performance shares. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2025.

(2)	Mr. Jenkins was replaced as our chief executive officer effective as of April 14, 2025.

(3)	Includes $56,667 in restricted cash that vested in tandem with the vesting of restricted stock awards, an $12,000 automobile allowance and $5,536 in annual life and disability insurance premiums.

(4)	Includes $74,000 in restricted cash that vested in tandem with the vesting of restricted stock awards and a $12,000 automobile allowance.

(5)	Includes $79,367 in restricted cash that vested in tandem with the vesting of restricted stock awards and $12,000 automobile allowance, and $5,656 in annual life and disability insurance premiums.

Outstanding Equity Awards at Fiscal 2025 Year-End

The following table sets out information about the outstanding equity awards held by our then serving NEOs as of March 31, 2025:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Mr. Jenkins	—	—	—	—	—	399,802	(2)	$287,857	645,528	(5)	$464,780

Mr. Brodin	—	—	—	—	—	255,273	(3)	$183,797	442,204	(6)	$318,387

Mr. Green	—	—	—	—	—	271,832	(4)	$195,719	442,204	(6)	$318,387

(1)

The amounts in this column have been computed based on the closing price of our Common Stock of $0.72 on March 31, 2025. The actual value realized by the executive will depend on the market value of our Common Stock on the date that the award vests.

(2)

56,171 shares were scheduled to vest on November 11, 2025; 41,399 shares were scheduled to vest on June 10, 2025; 233,945 shares were scheduled to vest in equal increments on June 11, 2025, 2026 and 2027. 321,811 of such shares vested on April 14, 2025 as part of Mr. Jenkins’ severance agreement, and the remaining shares were forfeited upon Mr. Jenkins’ termination.

(3)

24,840 shares vested on June 10, 2025; 73,549 shares vest in equal increments on August 15, 2025 and 2026; and 156,881 shares vest in equal increments on June 11, 2025, 2026 and 2027; in each instance contingent on Mr. Brodin’s continued employment through the applicable vesting date.

(4)

41,399 shares vested on June 10, 2025; 73,549 shares vest in equal increments on August 15, 2025 and 2026; and 156,881 shares vest in equal increments on June 11, 2025, 2026 and 2027; in each instance contingent on Mr. Green’s continued employment through the applicable vesting date.

(5)	All shares were forfeited upon Mr. Jenkins’ termination.

(6)

Up to 165,484 shares may vest on August 15, 2026, and up to 235,321 shares may vest on June 11, 2027, contingent on our relative achievement of a three-year revenue performance goal and the executive’s continued employment.

Option Exercises and Restricted Stock Vested for Fiscal 2025

The following table sets forth information about the exercise of options and vesting of restricted stock awards of our NEOs in fiscal 2025:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)

Michael H. Jenkins	—	—	127,668	$125,650

J. Per Brodin	—	—	78,903	$79,159

Scott Green	—	—	88,546	$89,643

(1)	Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may be withheld to cover option exercise price or applicable tax obligations.

(2)

Represents the value of exercised options calculated by multiplying (a) the number of shares of our Common Stock to which the exercise of the option related, by (b) the difference between the per share unadjusted closing price of our Common Stock on the date of exercise and the exercise price of the options.

(3)	The amounts in this column have been computed based on the closing price of our Common Stock on the vesting date.

Payments Upon Termination or Change of Control

Severance Benefits (No Change in Control)

Under the employment agreements with our NEOs, our NEOs are entitled to certain severance payments and other benefits upon a qualifying employment termination. If such executive’s employment is terminated without “cause” or for “good reason”, the executive will be entitled to a lump sum severance benefit equal to a multiple (indicated in the table below) of the sum of his or her base salary plus the average of the prior three years’ bonuses; a pro rata bonus for the year of the termination; COBRA premiums at the active employee rate for the duration of the executive’s COBRA continuation coverage period; and the acceleration and vesting of all equity awards (not including any related cash awards), but only to the extent such equity awards would have vested within two years following the date of such qualifying termination. To receive these benefits, such executives must execute and deliver to us (and not revoke) a general release of claims acceptable to us.

“Cause” is defined in the employment agreements as a good faith finding by our board of directors that the executive has (i) failed, neglected, or refused to perform the lawful employment duties related to his position or that we assigned to him (other than due to disability); (ii) committed any willful, intentional or grossly negligent act having the effect of materially injuring our interests, business or reputation; (iii) violated or failed to comply in any material respect with our published rules, regulations or policies; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty; (v) misappropriated or embezzled any of our property (whether or not the act constituted a felony or misdemeanor); or (vi) breached any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, equity award agreement or other agreement with us.

“Good reason” is defined in the employment agreements as the occurrence of any of the following without the executive’s consent: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material change in the geographic location at which the executive must perform services; or (iv) a material breach by us of any provision of the employment agreement or any equity agreement.

The severance multiples and restrictive covenants under the employment agreements for our current executive officers, prior to any change of control occurring, are as follows:

Executive	Severance	Non-compete and Confidentiality

Sally A. Washlow	1.5 × Salary + Avg. Bonus	Yes

J. Per Brodin	1 × Salary + Avg. Bonus	Yes

Scott Green	1 × Salary + Avg. Bonus	Yes

We originally set the severance multiples and restrictive covenants under the employment agreements based on advice from an independent compensation consultant that such multiples were consistent with general public company practice and our subjective belief at the time that these amounts and terms were necessary to provide our NEOs with compensation arrangements that will help us to retain and attract high-quality executives in a competitive job market. The severance multiples vary among our individual NEOs based on the advice of an independent compensation consultant that such multiples and terms were consistent with general public company practice and our subjective judgment. We did not ascertain the basis or support for an independent compensation consultant’s advice that such multiples and other terms are consistent with general public company practice.

Change of Control Severance Benefits

The severance provisions for a termination without cause or for good reason following a change of control, as defined below, generally remain the same as in the pre-change of control context as described above, except that the multiplier used to determine the severance amount increases, as is shown in the table below. The employment agreements do not provide for an exercise tax gross up in the event such taxes would become due on the change in control benefits. Rather, each employment agreement provides that, if excise taxes would otherwise be imposed in connection with payments received upon a change in control, then the amount of such payments will either be cut back to a level below the level that would trigger the imposition of the excise taxes, or be paid in full and subject to the excise taxes, whichever results in the better after-tax result to the NEO.

Executive	Severance	Trigger	Excise Tax Gross-Up	Non-compete and Confidentiality
Sally A. Washlow	2 x Salary + Avg. Bonus	Double	No	Yes
J. Per Brodin	2 × Salary + Avg. Bonus	Double	No	Yes
Scott Green	2 × Salary + Avg. Bonus	Double	No	Yes

We set the post change of control severance multiples under the NEOs’ employment agreements based on our belief that these amounts and terms would provide appropriate levels of protection for the NEOs to enable them to focus their efforts on behalf of our Company without undue concern for their employment or financial security following a change in control. In making this original determination, our compensation committee considered information provided by an independent compensation consultant indicating that the proposed change of control severance multiples were generally consistent with the practices of an independent compensation consultant’s surveyed companies.

The employment agreements for Ms. Washlow and Messrs. Brodin and Green also provide that, following the change of control, the executive is guaranteed the same base salary and a bonus opportunity at least equal to 100% of the prior year’s target award and with the same general probability of achieving performance goals as was in effect prior to the change of control. In addition, the executive is guaranteed participation in salaried and executive benefit plans that provide benefits, in the aggregate, at least as great as the benefits being provided prior to the change of control.

Definition of Change in Control

A change of control under the employment agreements generally occurs when a third party acquires 20% or more of our outstanding Common Stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, we are liquidated or dissolved or substantially all of our assets are sold. We have agreed to treat these events as triggering events under the employment agreements because such events would represent significant changes in the ownership of our Company and could signal potential uncertainty regarding the job or financial security of the NEOs. Specifically, we believe that an acquisition by a third party of 20% or more of our outstanding Common Stock would constitute a significant change in ownership of our Company because we have a relatively diverse, widely-dispersed shareholder base. We believe the types of protections provided under our employment agreements better enable our executives to focus their efforts on behalf of our Company during such times of uncertainty.

Equity Plans

Our equity plans provide for certain benefits in the event of certain changes of control. Under our existing equity plans, if there is a change of control, our compensation committee may, among other things, accelerate the vesting of restricted stock, performance shares and restricted cash and exercisability of all outstanding stock options and/or require that all outstanding options be cashed out. In addition, our restricted stock performance shares award agreements approved by our compensation committee under the 2016 Plan provide for the automatic vesting of all unvested shares of restricted stock and performance shares upon a change of control, with performance shares to vest at their designated “target” level.

A change of control under our 2016 Plan generally occurs when a third party acquires 20% or more of our outstanding Common Stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, or we are liquidated or dissolved or substantially all of our assets are sold.

Payments Upon Termination

The following table summarizes the estimated value of payments and other benefits to which our current NEOs would have been entitled upon certain terminations of employment, assuming, solely for purposes of such calculations, that (i) the triggering event or events occurred on March 31, 2025, and (ii) in the case of a change of control, the vesting of all restricted stock, performance shares and restricted cash held by our NEOs were accelerated, with performance shares vesting at their designated “maximum” level.

Name	Benefit	Without Cause or for Good Reason ($)	Without Cause or for Good Reason in Connection With a Change of Control ($)(1)

Sally A. Washlow	Severance	$573,750	$765,000

	Pro Rata Target Bonus	15,000	382,500

	Benefits	45,000	45,000

	Acceleration of Equity	22,502	29,107

	Total	$656,252	$1,221,607

J. Per Brodin	Severance	$342,000	$684,000

	Pro Rata Target Bonus	9,167	171,000

	Benefits	45,000	45,000

	Acceleration of Equity	295,101	842,283

	Total	$691,268	$1,742,283

Scott A. Green	Severance	$342,000	$684,000

	Pro Rata Target Bonus	9,167	171,000

	Benefits	45,000	45,000

	Acceleration of Equity	307,023	818,106

	Total	$703,190	$1,718,106

*	Based on the closing price of our Common Stock on March 31, 2025 of $0.72. Also includes accelerated vesting of restricted cash.

Severance Payments to our Former CEO

In connection with Mr. Jenkins’ replacement as our chief executive officer, we entered into a Termination and Severance Agreement (the “Severance Agreement”) on May 5, 2025, effective as of April 14, 2025. Pursuant to the Severance Agreement, Mr. Jenkins also resigned as a member of our board of directors and we agreed to provide certain severance payments and benefits required to be provided to Mr. Jenkins pursuant to the terms of his Amended Executive Employment and Severance Agreement, including a severance payment in the total amount of $633,421, which is equal to (i) Mr. Jenkins then current base salary of $382,500, multiplied by 1.5, plus (ii) the average of Mr. Jenkins’ fiscal 2023, 2024 and 2025 annual bonus amounts of $15,000, multiplied by 1.5, and plus (iii) Mr. Jenkins’ fiscal 2026 annual target bonus of one-hundred percent (100%) of his annual base salary of $382,500 multiplied by a fraction, the numerator of which is the number of days that have elapsed during Company’s current fiscal 2026 through his termination date (14) and the denominator of which is 365, less applicable taxes and other withholdings. This severance payment will be payable to Mr. Jenkins ratably over the 18-month period following his termination date. We will also pay Mr. Jenkins his accrued salary and benefits through his termination date and will pay the employer’s portion of the premiums for Mr. Jenkins’ 18-month COBRA continuation coverage after his termination date.

In addition, the Severance Agreement provided that all of Mr. Jenkins’ time-based restricted stock awards that had not vested as of the date of the Severance Agreement, but that would have otherwise vested within the next 24 months, were deemed fully vested upon his termination date. That amount totaled 321,811 shares. Mr. Jenkins’ performance share awards and restricted cash awards that had not vested as of the date of the Severance Agreement were forfeited and cancelled.

In consideration of the foregoing severance payments and benefits, Mr. Jenkins agreed to a general release of claims against us and any of our subsidiaries and affiliates, and our past, present and future employees, agents, representatives, attorneys, officers, directors and shareholders. Mr. Jenkins has also reaffirmed the application of certain covenants contained in his Amended Executive Employment and Severance Agreement, including nondisclosure and confidentiality covenants and covenants not to compete or solicit customers or employees.

Equity Award Acceleration Upon Change of Control

If a change of control had occurred at the end of our fiscal 2025 on March 31, 2025, and the vesting of all performance shares and shares of restricted stock and all restricted cash then held by our NEOs were automatically accelerated in accordance with the terms of the applicable award agreements (assuming maximum performance for performance shares), and all such restricted stock and performance shares were cashed out for a payment equal to the product of (A) the number of unvested restricted and performance shares and (B) the closing price of our Common Stock on March 31, 2025 of $0.72, and with respect to the restricted cash, a cash payment equal to the amounts set forth in each tandem award agreement at the time of grant, our current NEOs would have received approximately the following benefits:

Name	Number of Unvested Restricted Stock / Performance Shares Accelerated and Cashed Out (#)	Value Realized For Restricted Stock / Performance Shares ($)	Value Realized For Restricted Cash ($)

Sally A. Washlow	40,427	$29,107	$13,333

J. Per Brodin	697,477	$502,183	$340,100

Scott A. Green	714,036	$514,106	$304,000

Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive “compensation actually paid” (“CAP”), as calculated per SEC disclosure rules, in accordance with the rules applicable to smaller reporting companies. CAP represents a required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO realized or earned compensation, as well as from the way in which the compensation committee views annual compensation decisions. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to equity awards which remain subject to forfeiture if the vesting conditions are not satisfied.

Fiscal Year	Summary Compensation Table Total for CEO Michael W. Altschaefl $	Summary Compensation Table Total for CEO Michael H. Jenkins $	Compensation Actually Paid to CEO Michael W. Altschaefl(1) $	Compensation Actually Paid to CEO Michael H. Jenkins(1) $	Average Summary Compensation Table Total for Non-CEO NEOs $	Average Compensation Actually Paid to Non-CEO NEOs(1) $	Value of Initial Fixed $100 Investment Based on the Total Shareholder Return	Net Income (in millions) $

2025	$—	$1,004,244	—	$759,815	$809,177	$641,933	$26.79	$(11.8)

2024	$—	$989,362		$574,052	$836,452	$574,144	$31.07	$(11.7)

2023	$958,999	$865,722	$678,778	$824,124	$748,368	$673,880	$72.50	$(34.3)

(1)	Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:

	Fiscal 2025		Fiscal 2024		Fiscal 2023
	CEO Michael H. Jenkins	Average Non-CEO NEOs	CEO Michael H. Jenkins	Average Non-CEO NEOs	CEO Michael W. Altschaefl	CEO Michael H. Jenkins	Average Non-CEO NEOs

Total Compensation from Summary Compensation Table	$1,004,244	$809,177	$989,362	$836,452	$958,999	$865,722	$748,368

Adjustments for Equity Awards

Adjustment for grant date values in the Summary Compensation Table	$(510,000)	$(342,000)	$(510,000)	$(342,000)	$(544,407)	$(424,999)	$(276,765)

Year-end fair value of unvested awards granted in the current year	$336,881	$225,909	$286,258	$191,962	$—	$457,567	$257,666

Year-over-year difference of year-end fair values for unvested awards granted in prior years	$(56,731)	$(38,759)	$(149,650)	$(92,885)	$—	$(25,666)	$(30,192)

Fair values at vest date for awards granted and vested in current year	$—	$—	$—	$—	$436,560	$—	$—

Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$(14,579)	$(12,394)	$(41,918)	$(19,385)	$(172,374)	$(16,834)	$(25,197)

Forfeitures during current year equal to prior year-end fair value	$—	$—	$—	$—	$—	$—	$—

Dividends or dividend equivalents not otherwise included in total compensation	$—	$—	$—	$—	$—	$—	$—

Total Adjustments for Equity Awards	$(244,429)	$(167,244)	$(415,310)	$(262,308)	$(280,221)	$(41,598)	$(74,488)

Compensation Actually Paid (as calculated)	$759,815	$641,933	$574,052	$574,144	$678,778	$824,124	$673,880

2)	Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by fiscal year:
2025: J. Per Brodin, Scott A. Green.
2024: J. Per Brodin, Scott A. Green
2023: J. Per Brodin; Scott A. Green

3)	Total Shareholder Return is determined based on the value of an initial fixed investment of $100 in OESX as of March 31, 2022.
Pay Versus Performance: Graphical Description
The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•	the Company’s cumulative Total Shareholder Return; and

•	the Company’s Net Income.

CAP and Cumulative TSR

CAP vs. TSR
Compensation ($000s)
$900
$800
$700
$600
$500
$400
$300
$200
$100
$-
Total Shareholder Return on $100 Invested at Beginning of Period
$80.00
$70.00
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$-
2023
2024
2025
CEO Michael W. Altschaefl Compensation Actually Paid
CEO Michael H. Jenkins Compensation Actually Paid
Average NEO Compensation Actually Paid
OESX Value of $100 Invested 3/31/22

CAP and Company Net
Income

CAP vs. Net Income
Compensation ($000s)
$900
$800
$700
$600
$500
$400
$300
$200
$100
$-
Net Income (in Millions)
$-
$(5)
$(10)
$(15)
$(20)
$(25)
$(30)
$(35)
$(40)
2023
2024
2025
CEO Michael W. Altschaefl Compensation Actually Paid
CEO Michael H. Jenkins Compensation Actually Paid
Average NEO Compensation Actually Paid
Net Income (in Millions)

RISK ASSESSMENT OF OUR COMPENSATION POLICIES AND PRACTICES

Each year, our compensation committee conducts a review of our compensation policies and practices to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect our Company. We believe that we have designed a balanced approach to our compensation programs that rewards both our NEOs and our other key employees for achieving our annual and longer-term strategic objectives and financial and business performance goals that we believe will help us achieve sustained growth and success over the long term. We believe that our compensation committee has structured our total executive compensation to ensure that there is a focus on incentivizing and rewarding both near-term financial performance and sustained long-term shareholder appreciation. While it is possible that the pursuit of our strategic objectives and our annual or long-term financial performance targets that determine our incentive compensation may lead to employee behavior that may increase certain risks to our Company, we believe that we have designed our compensation programs to help mitigate against such concerns and to help ensure that our compensation practices and decisions are consistent with our strategic business plan and our enterprise risk profile.

During its annual review, our compensation committee takes the following actions:

•	Identifies our material compensation arrangements and assesses the levels of potential risk-taking behaviors that our compensation committee believes they may encourage;

•

Through meetings with our management and board of directors our compensation committee develops a better understanding of our enterprise risk profile and the material risks, including reputational risk and those described under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K, that we face and the relationship of our compensation policies and practices to those identified enterprise-related risks;

•

Evaluates the levels of potential risk-taking that may be encouraged by each material compensation arrangement to determine whether it is appropriate in the context of our overall compensation arrangements, our objectives for our compensation arrangements, our strategic goals and objectives and our enterprise risk profile; and

•	Identifies and evaluates the likely effectiveness of the risk-mitigation attributes contained in our compensation policies and practices, as set forth below.

As part of its review of our compensation policies and practices, our compensation committee identified the following attributes that it believes help to mitigate against the potential for excessive or unnecessary risks to be realized by our Company as a result of our compensation policies and practices:

•

We believe that we have set base salaries at a sufficient level to discourage excessive or unnecessary risk taking. We believe that base salary, as a non-variable element of compensation, helps to moderate the incentives to incur risk in the pursuit of increased financial performance metrics that are directly tied to the payment of variable elements of compensation. To perform its moderating function, we believe that base salary should make up a substantial portion of target total compensation. Our NEOs’ fiscal 2025 base salaries constituted approximately 42% to 46% of our NEOs’ total compensation in fiscal 2025. In the fourth quarter of fiscal 2025, our NEOs volunteered to reduce their base salaries by 10%.

•

Our incentive compensation goals in fiscal 2025 and fiscal 2026 were and are directly tied to and support our strategic business plan and were and are based upon our annual operating budget levels that were reviewed and approved by our board of directors and that we believe were and are attainable at their targeted levels without the need to (i) take excessive or unnecessary risks; (ii) take actions that would violate our Code of Conduct; or (iii) make material changes to our long-term business strategy or our methods of management or operation. Specifically, our fiscal 2025 and fiscal 2026 annual executive bonus program was and is based on our relative achievement of specified multiple financial performance metrics (instead of just one, like in fiscal 2024). In fiscal 2025, our three budgeted performance targets and their relative weighting were based on adjusted EBITDA (weighted at 50%), revenue (weighted at 30%) and combined OMS and EV Division revenue (weighted at 20%). We did not achieve the threshold performance level for any of the specified financial metrics and, therefore, no bonuses were paid to our NEOs for fiscal 2025. In fiscal 2026, our compensation committee established two equally weighted financial performance metrics, including a revenue growth metric and an adjusted EBITDA metric.

•

Our fiscal 2025 and 2026 annual executive bonus programs capped the amount of our NEOs’ annual cash bonuses to a maximum of 200% of our chief executive officer’s base salary and 150% of the base salary of our other NEOs. In addition, we provided for a special bonus of $100,000 payable to our new chief executive officer if we achieve a stretch goal of $100 million of revenue for fiscal 2026.

•

Our compensation committee determined that providing for a tiered annual bonus program (e.g., creating a “threshold,” “target” and “maximum” level of performance metrics with associated increasing levels of bonus payments) in fiscal 2025 and fiscal 2026 was a better corporate governance and executive compensation practice and reduced compensation-related risk compared to our prior “all-or-nothing” approach. Our compensation committee believes that our tiered fiscal annual bonus approach should help to moderate any potential enterprise risk compared to utilizing an “all-or-nothing” bonus threshold.

•

Our incentive compensation for fiscal 2025 was a combination of annual cash bonus incentives and three-year time and performance vesting equity awards. Due to share availability limitations under our 2016 Plan and our relatively low stock price, in fiscal 2026, we only granted a limited and fixed number of time-vesting restricted stock to our NEOs under our 2016 Plan (with no tandem restricted cash awards and no performance vesting share awards).

•

To further incentivize our NEOs to take actions to increase our stock price over the next three years, for fiscal 2026, we granted stock price performance stock options that vest in one-third increments only if our share price meets or exceeds $3.00, $4.00 and $5.00 (and they also remain employed by us). The stock option grant to our new chief executive officer also included three-year prorata time vesting option shares (provided she remains employed by us). The stock option granted to our new chief executive officer is subject to shareholder approval at our annual meeting. See “Proposal Five: The Grant of a Stock Option to Purchase up to 500,000 Shares of our Common Stock to our Chief Executive Officer.”

•

For fiscal 2025, we established the percentage of performance vesting conditions associated with our NEO annual long-term incentive grants at 50% in the form of performance-vesting restricted stock (and separate restricted cash) and 50% in the form of time-vesting restricted stock (and separate restricted cash). The fiscal 2025 performance vesting restricted stock (and separate restricted cash) will vest to the relative extent we achieve between a 25%–50% revenue growth target in fiscal 2027 compared to our fiscal 2024 revenue level of $91 million. We believe that the proportion of these performance conditions to our annual long-term equity incentive grants for our NEOs helps to further align the incentives of our NEOs with the interests of our shareholders.

•

Our executives only realize value on their equity awards through sustained long-term appreciation of our shareholder value (and achieving the performance criteria for their performance vesting awards). Our compensation committee believes that this combination of short-term cash-based and long-term equity-based incentive compensation lowers the risk of unnecessary short-term risk taking associated with our annual incentive programs.

•	We have implemented stock ownership guidelines for all of our executive officers, which we believe help to focus them on long-term stock price appreciation and sustainability.

•

We maintain a robust anti-hedging and anti-pledging policy strictly prohibiting our employees, officers and directors from engaging in any type of transactions that hedge, pledge or offset, or are designed to hedge, pledge or offset, any decrease in the value of our Common Stock.

•	We have adopted a Nasdaq-compliant executive compensation “clawback” policy as an additional risk mitigation provision. Our clawback policy states:

•

Restatements Covered: Our compensation recovery policy covers both so-called “Big R” and “little r” restatements. That is, recoupment will be applicable to any required accounting restatement to correct an error in our previously issued financial statements that is material to our previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (rather than triggered by only Big R restatements, as contemplated in our prior recoupment policy).

•

No-Fault Policy: It will not be relevant whether there is any fault on the part of the executive officer who received the compensation or whether the officer was responsible for or involved in preparing our financial statements subject to the restatement (rather than being triggered by misconduct that caused, partially caused or otherwise contributed to the need for the financial statement restatement, as contemplated in our prior recoupment policy).

•

Narrow Exceptions to Mandatory Clawback Rule: We will be required to enforce the recoupment clawback policy except in narrowly defined exceptional circumstances where (i) the direct expense paid to a third party to enforce the policy would exceed the amount of the recovery; (ii) the recovery would be illegal under home country law; or (iii) the recovery would likely cause an otherwise tax-qualified, broad-based retirement plan to fail to meet certain tax qualification requirements.

•	No Indemnification: We will not be allowed to indemnify officers or pay for insurance to cover amounts that are clawed back.

•

We maintain an incentive compensation program for members of our sales force pursuant to which they are paid a base level of compensation plus commission-based compensation determined based on volume, type of customer and sometimes customer profitability. In fiscal 2025, the total commissions paid to our sales force totaled $1,988,128, of which $389,017 was paid to Greg Green (the brother of Scott Green). In fiscal 2024, 2023, 2022, 2021, 2020 and 2019, Greg Green received $350,741, $277,790, $1.54 million, $1.35 million, $2.23 million and $362,899 in commission payments, respectively. The eligible employees are engaged in sales and our general philosophy regarding their compensation is to provide a portion of their compensation on a variable basis to create incentives for them to bring in new customers and increase sales of our products and services to existing customers. We recognize that encouraging these actions by the participants may pose risks, such as generating a high volume of low-margin sales or short-term revenue accompanied by long-term costs. Accordingly, we designed the program to limit these risks by having the final decision on pricing outside of the control of the sales force and, in some cases, having the commission rate linked to the gross margin achieved in order to encourage high-quality sales. We have also implemented an overall cap on commission rates to ensure that our Company and our shareholders are the primary beneficiaries of high-margin sales. We monitor the program periodically to determine whether our risk-management objectives are being addressed by these features and intend to modify the program if necessary to reflect changes to our risk profile.

•

Our compensation committee reviewed the payments made to Greg Green (as well as payments made to the son and cousin of Scott Green) under our incentive compensation program as part of its compensation risk management review. Our compensation committee believes that the incentive compensation program effectively manages risk as payouts are based only on measurable financial or business’ critical metrics. The significant payments to Greg Green in recent years were primarily a result of his extraordinary performance in generating sales. As Greg Green’s commission was based on a percentage of the revenue he generated and, for some customers, the commission rate was linked to the gross margin he achieved from qualifying sales in excess of Greg Green’s sales base (which was determined based on his historical performance), our compensation committee believes that our sales commission program properly incentivizes high-quality sales while preserving value for our Company and our shareholders.

As a result of our compensation committee’s annual review, our compensation committee does not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking in light of our strategic plan, business objectives and our enterprise risk profile.

DIRECTOR COMPENSATION

In fiscal 2025, we provided the following compensation program for our non-employee directors: (i) an annual retainer of $45,000; (ii) an annual long-term equity-based incentive award, vesting ratably over three years, with a grant date fair value of $50,000; (iii) an annual retainer of $40,000 for our board chair; (iv) an annual retainer of $30,000 for the chair of our audit and finance committee; (v) an annual retainer of $20,000 for the chair of our compensation committee; and (vi) an annual retainer of $20,000 for the chair of our nominating and corporate governance committee. If our board chair is also the chair of a committee, then the annual committee chair retainer is reduced by 50%. In the fourth quarter of fiscal 2025, our independent directors voluntarily agreed to a 10% reduction in their annual retainer. Additionally, due to limited share availability under the 2016 Plan and our relatively low stock price, fiscal 2026 restricted stock grants to our independent directors were only for 20,000 shares, vesting ratably over three years.

To avoid incurring unnecessary cost and expense, our compensation committee did not engage a compensation consultant to establish the compensation program for our non-employee directors. In order to attract potential new independent directors in the future, our board of directors has retained the flexibility to make an initial stock option or other form of equity-based grant or a cash award to any such new non-employee directors upon joining our board.

All non-employee directors are required to own at least 25,000 shares of our Common Stock. Non-employee directors are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted shares or other similar equity-based awards and through direct share purchases. Newly elected non-employee directors have until the fifth anniversary of their election to satisfy the ownership requirement. All of our non-employee directors have either satisfied the ownership requirement or have additional time to do so.

DIRECTOR COMPENSATION FOR FISCAL 2025

The following table summarizes the compensation of our non-employee directors for fiscal 2025. Directors who are also employees do not receive any compensation for their service as directors and Mr. Jenkins is therefore omitted from the table below. We reimbursed each of our directors, including our employee directors, for expenses incurred in connection with attendance at meetings of our board and its committees.

Name	Fees Earned and Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Anthony L. Otten(3)	$92,625	$30,000	$20,000	$142,625

Ellen B. Richstone(4)	73,125	30,000	20,000	123,125

Richard A. Shapiro(5)	43,875	30,000	20,000	93,875

Sally Washlow(6)	63,375	30,000	20,000	113,375

Heather Wishart-Smith(7)	43,875	30,000	20,000	93,875

(1)

Represents the grant date fair value of the restricted stock awards pursuant to ASC Topic 718. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2025.

(2)	Includes $20,000 in restricted cash received by each director that will vest in tandem with the vesting of their restricted stock awards.

(3)	As of March 31, 2025, Mr. Otten held 48,071 shares of restricted Common Stock.

(4)	As of March 31, 2025, Ms. Richstone held 48,071 shares of restricted Common Stock.

(5)	As of March 31, 2025, Mr. Shapiro held 40,426 shares of restricted Common Stock.

(6)

As of March 31, 2025, Ms. Washlow held 48,071 shares of restricted Common Stock. On April 14, 2025, Ms. Washlow was appointed as our new chief executive officer and no longer was an independent director.

(7)	As of March 31, 2025, Ms. Wishart-Smith held 21,928 shares of restricted Common Stock.

PROPOSAL TWO:

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We view executive compensation as an important matter both to us and to our shareholders. As required by Section 14A of the Exchange Act, we are asking shareholders to vote on a non-binding, advisory basis, on a resolution approving the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement. This advisory vote on the compensation of our NEOs allows our shareholders to express their views on our executive compensation programs.

Our compensation committee considered the results from the shareholder advisory (or “say-on-pay”) vote on executive compensation at our 2024 annual meeting of shareholders as support for our Company’s compensation policies and practices. At our 2024 annual meeting of shareholders, more than 93% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices.

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our Company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•	To motivate our executive officers to maintain strong financial performance, particularly revenue growth and positive adjusted EBITDA, along with increased shareholder value;

•	To attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	To align the economic interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving financial performance goals, creating value for our shareholders and for extraordinary effort and dedication to our Company. Our compensation programs are designed to incentivize and reward both short-term and long-term decisions that help us achieve our revenue and adjusted EBITDA goals and that help increase our shareholder value.

Our board of directors would like the support of our shareholders for the compensation of our NEOs as disclosed in this proxy statement. Accordingly, for the reasons discussed above, our compensation committee recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement.”

The compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement will be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution, assuming a quorum exists. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast for this purpose.

This advisory vote on the compensation of our NEOs is not binding on our Company, our board of directors or our compensation committee. However, our board and compensation committee will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs.

RECOMMENDATION OF THE BOARD: OUR COMPENSATION COMMITTEE RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date, by:

•	Each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of our Common Stock;

•	Each of our named executive officers;

•	Each of our directors and director nominees; and

•	All of our directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of the Record Date, through the exercise of any warrant, stock option or other right. Except as noted by footnote, and subject to community property laws where applicable, we believe that the shareholders named in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Information is based on 33,688,163 shares outstanding as of the Record Date.

Except as set forth below, the address of all shareholders listed under “Directors and executive officers” is c/o Orion Energy Systems, Inc. 2210 Woodland Drive, Manitowoc, WI 54220.

	Shares Beneficially Owned
	Number(1)	Percentage of Outstanding

Directors and executive officers

Sally A. Washlow(2)	23,328	*

J. Per Brodin(3)	244,172	*

Scott A. Green(4)	643,321	1.9%

Anthony L. Otten(5)	183,160	*

Ellen B. Richstone(6)	282,406	*

Richard A. Shapiro(7)	15,626	*

Heather L. Wishart-Smith(8)	36,805	*

Michael H. Jenkins(9)	570,581	1.7%

All current directors and executive officers as a group (7 individuals)(10)	1,428,818	4.2%

Principal shareholders

North Star Investment Management Corporation(11)	3,711,053	11.0%

Grace & White, Inc.(12)	2,787,153	8.3%

Tieton Capital Management, LLC(13)	2,661,853	7.9%

*	Indicates less than 1%.

(1)	Excludes shares of restricted Common Stock and stock options for Common Stock that do not vest within 60 days of the Record Date.

(2)	Includes 9,174 shares of restricted Common Stock vesting within 60 days of the Record Date and 1,000 shares held by Ms. Washlow’s spouse.

(3)	Includes 52,294 shares of restricted Common Stock vesting within 60 days of the Record Date.

(4)	Includes 52,294 shares of restricted Common Stock vesting within 60 days of the Record Date.

(5)	Includes 9,174 shares of restricted Common Stock vesting within 60 days of the Record Date.

(6)	Includes 9,174 shares of restricted Common Stock vesting within 60 days of the Record Date.

(7)	Includes 9,174 shares of restricted Common Stock vesting within 60 days of the Record Date.

(8)	Includes 3,008 shares of restricted Common Stock vesting within 60 days of the Record Date and 16,025 shares held by trust.

(9)	Mr. Jenkins was replaced as our chief executive officer effective as of April 14, 2025.

(10)	Includes shares of restricted Common Stock vesting within 60 days of the Record Date.

(11)

The address of North Star Investment Management Corporation, which we refer to as “North Star,” is 20 N. Wacker Drive, Suite 1416, Chicago, Illinois 60606. Other than share ownership percentage information, the information set forth is as of December 31, 2024, as reported by North Star in its Schedule 13G/A filed with the SEC on January 7, 2025. North Star has sole voting and sole dispositive power as to 1,980,000 shares and shared voting and shared dispositive power as to 1,731,053 shares.

(12)

The address of Grace & White, Inc., which we refer to as “G&W,” is 515 Madison Avenue, Suite 1700, New York, New York 10022. Other than share ownership percentage information, the information set forth is as of December 31, 2024, as reported by G&W in its Schedule 13G/A filed with the SEC on February 5, 2025. G&W has sole voting power as to 592,701 shares, shared voting and shared dispositive power as to zero shares and sole dispositive power as to 2,787,153 shares.

(13)

The address of Tieton Capital Management, LLC, which we refer to as “Tieton,” is 4700 Tieton Drive, Suite C, Yakima, Washington 98908. Other than share ownership percentage information, the information set forth is as of December 31, 2024, as reported by Tieton in its Schedule 13G/A filed with the SEC on February 11, 2025. Tieton has sole voting and sole dispositive power as to zero shares and shared voting and shared dispositive power as to 2,661,853 shares.

Policies and Procedures Governing Related Person Transactions

Our policy is to enter into transactions with related persons on terms that, on the whole, are no less favorable to us than those available from unaffiliated third parties. Our board of directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	A “related person” means any of our directors, executive officers, nominees for director, holder of 5% or more of our Common Stock or any of their immediate family members; and

•

A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to our audit and finance committee certain information relating to related person transactions for review, approval or ratification by our audit and finance committee. In making a determination about approval or ratification of a related person transaction, our audit and finance committee will consider the information provided regarding the related person transaction and whether consummation of the transaction is believed by the committee to be in our best interests. Our audit and finance committee may take into account the effect of a director’s related person transaction on the director’s status as an independent member of our board of directors and eligibility to serve on committees of our board under SEC rules and the listing standards of the Nasdaq Capital Market. Any related person transaction must be disclosed to our full board of directors.

Related Person Transactions

Set forth below are certain related person transactions that occurred in fiscal 2025. Based on our experience in the business sectors in which we participate and the terms of our transactions with unaffiliated third persons, we believe that all of the transactions set forth below (i) were on terms and conditions that were not materially less favorable to us than could have been obtained from unaffiliated third parties and (ii) complied with the terms of our policies and procedures regarding related person transactions. All of the transactions set forth below have been ratified by our audit and finance committee.

In fiscal 2025, Greg Green, our enterprise sales manager, received $499,017 of compensation from us in his capacity as an employee. Included in this compensation was $389,017 in commissions. Greg Green is the brother of Scott A. Green, our president and chief operating officer. See “Risk Assessment of Our Compensation Policies and Practices” for more information regarding Greg Green’s commissions.

In fiscal 2025, Neil Green, our director of strategic accounts, received $186,594 of compensation from us in his capacity as an employee. Included in this compensation was a $17,449 bonus award and the vesting of restricted stock valued at $3,698. Neil Green is the son of Scott A. Green, our president and chief operating officer.

In fiscal 2025, Andre Green, a senior project manager, received $142,753 of compensation from us in his capacity as an employee. Andre Green is the cousin of Scott A. Green, our president and chief operating officer.

AUDIT AND FINANCE COMMITTEE MATTERS

Report of the Audit and Finance Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Our audit and finance committee has adopted certain pre-approval categories for each fiscal year. These categories relate to auditor assistance with periodic filings with the SEC, auditor assistance with board approved capital raising or debt financing, auditor assistance with board approved acquisitions, auditor assistance with due diligence, required responses to SEC comment letters, and auditor assistance with routine tax matters.

We, the members of the audit and finance committee, as of the date of our filing of our fiscal 2025 Annual Report on Form 10-K with the SEC, represent the following:

1. As required by our charter, we reviewed our Company’s financial statements for fiscal 2025 and met with management, as well as representatives of BDO USA, P.C. (f/k/a BDO USA, LLP), our Company’s independent registered public accounting firm (which we refer to as “BDO”) for fiscal 2025, to discuss the financial statements.

2. We also discussed with members of BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

3. In addition, we received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding BDO’s communications with the audit and finance committee concerning independence, and discussed with members of BDO their independence from management and our Company.

4. Based on these discussions, the financial statement review and other matters we deemed relevant, we recommended to our Company’s board of directors that our Company’s audited financial statements for fiscal 2025 be included in our Company’s Annual Report on Form 10-K for the year ended March 31, 2025.

Respectfully submitted by the audit and finance committee:

Ellen B. Richstone, Chair

Anthony L. Otten

Heather L. Wishart-Smith

Principal Accountant Services and Fees

BDO serves as our independent registered public accounting firm. Representatives of BDO are expected to be present at our annual meeting. They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table presents fees billed by BDO for professional services rendered for the audit of our annual financial statements for fiscal 2025 and fiscal 2024 and fees billed for other services rendered during fiscal 2025 and fiscal 2024:

	Fiscal 2025	Fiscal 2024

Audit fees(1)	$840,880	$892,979

Audit-related fees	—	—

Tax fees	—	—

All other	—	—

Total fees	$840,880	$892,979

(1)

Represents the aggregate fees billed for the integrated audit of our fiscal 2025 financial statements, and financial statement audit of our fiscal 2024 financial statements, review of quarterly financial statements, review of other documents filed with the SEC, and attendance at audit and finance committee meetings and shareholder meetings.

Audit Committee Pre-Approval Policy

Our audit and finance committee, in accordance with its charter, must pre-approve all non-audit services provided by our independent registered public accountants. The audit and finance committee generally pre-approves specified services in the defined categories of audit services, audit related services and tax services up to specified amounts. Pre-approval may also be given as part of our audit and finance committee’s approval of the scope of the engagement of our independent registered public accountants or on an individual, explicit case-by-case basis before our independent auditor is engaged to provide each service.

Our audit and finance committee considered whether the provision of the services not related to the audit of our financial statements acknowledged in the table above was compatible with maintaining the independence of BDO and is of the opinion that the provision of these services was compatible with maintaining BDO’s independence.

PROPOSAL THREE:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit and finance committee has selected BDO to be our independent registered public accounting firm for our fiscal year 2026. In selecting BDO to be our independent registered public accounting firm for our fiscal year 2026, our audit and finance committee considered the results from its review of BDO’s independence, including (i) all relationships between BDO and our Company and any disclosed relationships or services that may impact BDO’s objectivity and independence; (ii) BDO’s performance and qualification as an independent registered public accounting firm; and (iii) the fact that the BDO engagement audit partner is rotated on a regular basis as required by applicable laws and regulations.

Our audit and finance committee charter does not require that our shareholders ratify the selection of BDO as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our shareholders do not ratify the selection, our audit and finance committee may reconsider whether to retain BDO, but still may retain the firm. Even if the selection is ratified, our audit and finance committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

RECOMMENDATION OF THE BOARD: THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RATIFICATION OF BDO USA, P.C. (F/K/A BDO USA, LLP) AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR 2026.

PROPOSAL FOUR:

REVERSE STOCK SPLIT

Our board of directors has approved, and is hereby soliciting shareholder approval of, the amendment to our Amended and Restated Articles of Incorporation, in substantially the form set forth in Annex A to this proxy statement (the “Amendment”), to effect a reverse stock split (the “Reverse Split”) of the number of outstanding shares of our Common Stock in a ratio, to be determined by our board, of not less than 1-for-2 and not more than 1-for-100 (collectively, the “Reverse Stock Split Proposal”). A vote “FOR” this proposal will constitute approval of the Amendment providing for the combination of any number of shares of Common Stock between and including 2 and 100 into one share of Common Stock and will grant our board of directors the authority to select which of the approved exchange ratios within that range will be implemented. If shareholders approve this Reverse Stock Split Proposal, our board of directors will have the authority, but not the obligation, in its sole discretion and without further action on the part of the shareholders, to select one of the approved Reverse Split ratios and effect the approved Reverse Split by filing the Amendment with the Wisconsin Department of Financial Institutions at any time after shareholder approval of the Amendment at our annual meeting. If the Amendment has not been filed with the Wisconsin Department of Financial Institutions by the close of business on the date of our 2026 annual meeting of shareholders, our board of directors will no longer have the authorization to effect the Amendment. If the Reverse Split is implemented, the Amendment will also reduce the number of authorized shares of our Common Stock by such ratio, but will not change the par value of a share of our Common Stock. Except for any changes as a result of the treatment of fractional shares described below, each shareholder will hold the same percentage of Common Stock outstanding immediately after the Reverse Split as such shareholder held immediately prior to the Reverse Split.

Our board of directors believes that shareholder approval of a proposed Reverse Split range (rather than an exact Reverse Split ratio) provides our board with maximum flexibility to achieve the purposes of the Reverse Split. If the shareholders approve this Reverse Stock Split Proposal, the Reverse Split will be effected, if at all, only upon a determination by our board of directors that the Reverse Split is in our Company’s and shareholders’ best interests at that time. In connection with any determination to effect the Reverse Split, our board of directors will set the time for such a split and select a specific Reverse Split ratio within the authorized range. These determinations will be made by our board of directors with the intention to best ensure compliance with the Minimum Bid Price Rule (as defined below) and create the greatest marketability for our Common Stock based upon prevailing market conditions at that time.

Depending on the Reverse Split ratio determined by our board of directors, a minimum of every two and a maximum of every 100 shares of issued Common Stock will be combined into one new share of Common Stock. For example, based on the 33,688,163 shares of Common Stock issued and outstanding as of June 10, 2025, if our board of directors implements a 1-for-2 Reverse Split, then a shareholder owning 200 shares of Common Stock would receive 100 shares of Common Stock in exchange, and we would have approximately 16,844,081 shares of Common Stock issued and outstanding. If our board of directors implements a 1-for-100 Reverse Split, then a shareholder owning 200 shares of Common Stock would receive 2 shares of Common Stock in exchange, and we would have approximately 336,881 shares of Common Stock issued and outstanding. Any other ratio selected within such range would result in a number of shares of Common Stock issued and outstanding of between approximately 336,881 and 16,844,081 shares.

Our board of directors reserves its right to elect to not effect the Reverse Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our Company and its shareholders.

Background on the Reverse Split

The reason for this Reverse Stock Split Proposal is to expedite the process and time frame for effecting a Reverse Split in the future should our board of directors determine to declare a Reverse Split. We believe that a Reverse Split, at the appropriate time, would be beneficial to our Company and shareholders because such action would reduce the number of shares outstanding and increase our trading price per share.

Our Common Stock is currently listed on The Nasdaq Capital Market (symbol: OESX). On September 20, 2024, we received written notice from The Nasdaq Capital Market notifying us that we were not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”) for continued listing on The Nasdaq Capital Market. The Minimum Bid Price Rule requires listed companies to maintain a minimum bid price of $1.00 per share, and The Nasdaq Capital Market’s listing rules provide that a failure to meet the Minimum Bid Price Rule exists if the deficiency continues for a period of 30 consecutive business days. Pursuant to the rules of The Nasdaq Capital Market, we were provided with 180 calendar days, or until March 19, 2025, to regain compliance with the Minimum Bid Price Rule. During the initial 180-day grace period, we were unable to regain compliance with the Minimum Bid Price Rule. As a result, prior to the expiration of the initial grace period, we provided notice to The Nasdaq Capital Market of our intention to regain compliance with the Minimum Bid Price Rule, including, if necessary, through the implementation of a Reverse Split. Following receipt of the notice, The Nasdaq Capital Market granted us an additional 180-day compliance period, which will expire on September 15, 2025. If we are ultimately unable to regain compliance with the Minimum Bid Price Rule after the expiration of the additional compliance period, our Common Stock will be delisted from The Nasdaq Capital Market and we would likely then have our shares traded on the over-the-counter market.

We believe that it is in the best interests of our Company and shareholders to provide our board of directors with the flexibility to regain compliance with the Minimum Bid Price Rule. We may not be able to comply with the Minimum Bid Price Rule unless we effect a Reverse Split to increase the per share market price of our Common Stock. Therefore, our board of directors may determine to effect the Reverse Split to the extent necessary in order to maintain our listing on The Nasdaq Capital Market. Our board of directors believes that the continued listing of our Common Stock on a national securities exchange such as The Nasdaq Capital Market provides our shareholders with several advantages over delisting and trading on an over-the-counter-market. We believe that these advantages include increased liquidity, decreased volatility and greater investor interest in our Common Stock. In addition, we believe that delisting and trading our Common Stock on an over-the-counter-market could result in a decrease in interest from institutional investors and/or market makers that currently buy and sell our Common Stock, possibly resulting in a further decrease in the trading price of our Common Stock. In addition, institutional investors that are not allowed to own shares traded on the over-the-counter market will be prevented from holding or trading our Common Stock if we are delisted.

In evaluating whether or not to recommend that our shareholders authorize a potential Reverse Split, in addition to the considerations described above, our board of directors also took into account various negative factors associated with a Reverse Split. These factors include: the negative perception of reverse stock splits held by some investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently further declined, with a corresponding decline in market capitalization; the adverse effect on liquidity of our Common Stock that might be caused by a reduced number of shares outstanding; and the costs associated with implementing a Reverse Split.

Conversely, our board of directors believes that an increase in the market price of our Common Stock enhances its acceptability to important segments of the institutional investor community and the investing public. Many investors look upon low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. An increase in the market price of our Common Stock may encourage greater interest and trading in our Common Stock and possibly promote greater liquidity of our Common Stock for our shareholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Split.

Our board of directors further believes an increase in the market price of our Common Stock could increase the effective marketability of our shares by decreasing the likelihood that brokerage firms would be reluctant to recommend our stock to their clients due to a low trading price. A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced stock. If the Reverse Split is implemented and the price of our Common Stock rises correspondingly, the relative trading cost per “trading dollar” of our Common Stock would decrease.

Our board of directors believes that shareholder approval of multiple Reverse Split ratios (rather than one single Reverse Split ratio) provides our board of directors with maximum flexibility to achieve the intended purposes of the Reverse Split. If our shareholders approve this proposal, the Reverse Split will be effected, if at all, only upon a subsequent determination by our board of directors that the Reverse Split is in the best interests of our Company and shareholders at that time. In connection with any determination to effect the Reverse Split, our board of directors will set the time for such a split and select a specific ratio as previously authorized by our shareholders. In determining whether to approve a Reverse Split and selecting the reverse split ratio, our board will consider several factors, such as:

•	The total number of shares of our Common Stock then outstanding;

•

The status of our Common Stock listing on The Nasdaq Capital Market and the listing standards and rule-making process of The Nasdaq Capital Market, other stock exchanges and the over-the-counter markets;

•	The historical trading price and trading volume of our Common Stock;

•	The then prevailing trading price and trading volume for our Common Stock; and

•	The anticipated impact of the Reverse Split on the trading price of, and market for, our Common Stock.

Our board of directors reserves the right to elect not to effect the Reverse Split if it determines that the Reverse Split is not in the best interests of our Company and shareholders.

The form of the Amendment is set forth in Annex A to this proxy statement.

Board Discretion to Determine Ratio for the Reverse Split

The approval of this Reverse Stock Split Proposal grants authorization to our board of directors to effect the Reverse Split, if and when determined by our board of directors, at in a ratio determined by our board of directors as described above. Under the Amendment, if our board of directors determines to effect the Reverse Split, a number of shares of Common Stock between and including two and 100 (depending on the Reverse Split ratio selected by our board of directors) would be reclassified as, and changed into, one share of Common Stock. The specific ratio within the range of ratios set forth in the foregoing sentence may be determined by our board of directors up until the time the Amendment effecting the Reverse Split is filed with the Wisconsin Department of Financial Institutions. No further action on the part of our shareholders will be required to implement the Reverse Split. If our shareholders approve this Reverse Stock Split Proposal at the annual meeting, and our board of directors determines to implement the Reverse Split, we would communicate to the public, prior to the Effective Time (as defined herein) of the Reverse Split, additional details regarding the Reverse Split, including the specific ratio our board of directors selects. For example, if our board of directors implements a 1-for-2 Reverse Split, a shareholder owning 200 shares of Common Stock would receive 100 shares of Common Stock in exchange, and if our board of directors implements a 1-for-100 Reverse Split, a shareholder owning 200 shares of Common Stock would receive 2 shares of Common Stock in exchange.

The Reverse Split ratio to be used in the Reverse Split would be determined by our board of directors in its discretion and will depend on the trading price of our Common Stock at the time of the Reverse Split, among other factors. Our board of directors is seeking approval of a Reverse Split of our Common Stock at a ratio of not less than 1-for 2 and not more than 1-for-100 to provide maximum flexibility to achieve the purposes of the Reverse Split.

Even if our shareholders approve this Reverse Stock Split Proposal at the annual meeting, our board of directors may, in its discretion, determine that implementation of a Reverse Split is not in the best interests of our Company or shareholders. In such case, we would not implement the Reverse Split.

Certain Risks Associated with a Reverse Split

There are numerous factors and contingencies that could affect our stock price following implementation of a Reverse Split, including our financial results, market conditions and the market perception of our business.

Accordingly, the market price of our Common Stock may not be sustainable at the direct arithmetic result of the Reverse Split. If the market price of our Common Stock declines after a Reverse Split, our total market capitalization (the aggregate value of all of our outstanding Common Stock at the then existing market price) after the Reverse Split will be lower than before the Reverse Split.

The Reverse Split may result in some shareholders owning “odd lots” of less than 100 shares of our Common Stock on a post-split basis. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Effects of the Reverse Split

General

The Reverse Split would affect all of our shareholders uniformly and would not affect any shareholder’s relative percentage ownership interest in our Company, except to the extent that the Reverse Split results in any shareholders owning a fractional share, as described below. The number of shareholders of record would also not be affected, and the rights and preferences of the outstanding shares of Common Stock would remain the same. The Reverse Split will not change the par value of our Common Stock.

We currently have 200,000,000 shares of Common Stock and 30,000,000 shares of preferred stock authorized for issuance and the Reverse Split would correspondingly decrease the number of authorized shares of our Common Stock. Because the number of shares of issued Common Stock will decrease along with the number of shares of Common Stock available for issuance, as a result of the Reverse Split, the number of shares of our Common Stock available for further issuance will remain proportional to the number of shares of our Common Stock available for further issuance before approval of the Reverse Stock Split Proposal.

Authorized but unissued shares of our Common Stock and preferred stock are available for future issuance as may be determined by our board of directors without further action by our shareholders, unless shareholder approval is required by applicable law or securities exchange listing requirements in connection with a particular transaction. These additional shares may be issued in the future for a variety of corporate purposes, including, but not limited to, raising additional capital, corporate acquisitions and equity incentive plans. Except for a stock split or stock dividend, future issuances of Common Stock will dilute the voting power and ownership of our existing shareholders and, depending on the amount of consideration received in connection with the issuance, could also reduce shareholders’ equity on a per share basis.

Effect on the Orion Energy Systems, Inc. Equity Incentive Plans

In connection with the Reverse Split, proportionate adjustments are generally required to be made to the any or all of the number of shares reserved for future issuance under our equity incentive plans (including our 2016 Plan), the per share exercise price and the number of shares issuable upon the exercise of all outstanding options (including outstanding option grants under the 2016 Plan). This would result in approximately the same aggregate price being required to be paid under such options upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, immediately following the Reverse Split as was the case immediately preceding the Reverse Split. The number of shares deliverable upon settlement or vesting of restricted stock awards (including outstanding restricted stock grants under the 2016 Plan) will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these restricted stock awards will be proportionately adjusted based upon the ratio selected for the Reverse Split, subject to our treatment of fractional shares.

Fractional Shares

No fractional shares of Common Stock will be issued as a result of the Reverse Split. In lieu of any fractional shares to which a shareholder of record would otherwise be entitled, we will pay cash (without interest and subject to withholding taxes, as applicable) equal to such fraction multiplied by the closing price of our Common Stock on The Nasdaq Capital Market on the first business day immediately preceding the date on which the Effective Time occurs (as adjusted in good faith by us to account for the Reverse Split ratio). After the Effective Time, a shareholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest, except to receive such cash payment.

Additionally, under the escheat laws of the various jurisdictions where shareholders may reside, where our Company is domiciled or where the cash payment may be deposited, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for such jurisdiction, unless correspondence has been received by us or the transfer agent concerning ownership of such funds within the specified time period. Thereafter, shareholders otherwise entitled to receive such payments would need to seek them directly from the state to which they were paid.

After the Effective Time, shareholders owning less than a whole share will no longer be shareholders. We do not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Accounting Matters

The par value per share of our Common Stock will remain unchanged after any Reverse Split. As a result, at the Effective Time, the stated capital on our balance sheet attributable to our Common Stock will be reduced proportionally, based on the ratio of the Reverse Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Our per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Split.

Certain Federal Income Tax Consequences

The following is a general summary of material U.S. federal income tax consequences of the Reverse Split to shareholders. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date of this filing, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the tax consequences described below. We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the Reverse Split, and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

EACH HOLDER OF COMMON STOCK SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE SPLIT TO YOU.

This summary is limited to shareholders that are U.S. holders, as defined below, and that hold our Common Stock as a capital asset (generally, property held for investment).

This summary is for general information only and does not address all tax considerations that may be applicable to a shareholder’s particular circumstances or to shareholders that may be subject to special tax rules, such as, for example and without limitation, brokers and dealers in securities or commodities, banks and financial institutions, regulated investment companies, real estate investment trusts, personal holding companies, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, non-resident alien individuals, tax-exempt entities, governmental organizations, foreign entities, traders in securities that elect to use a mark-to-market method of accounting for their securities, certain former citizens or long-term residents of the United States, insurance companies, persons holding shares of our Common Stock as part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell shares of our Common Stock under the constructive sale provisions of the Code, persons that hold more than 5% of our Common Stock, persons that hold our Common Stock in an individual retirement account, 401(k) plan or similar tax-favored account, persons who acquired their Common Stock in connection with employment or other performance of services, or partnerships or other flow-through entities for U.S. federal income tax purposes and partners, members or investors in such entities. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences (such as estate or gift tax consequences) other than U.S. federal income taxation. This summary also does not address any U.S. federal income tax considerations relating to any transaction other than the Reverse Split.

For purposes of this summary, a “U.S. holder” means a beneficial owner of our Common Stock that is, for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•

A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

A trust if (1) the administration of which is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds shares of our Common Stock , the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a holder of our Common Stock is a partner of a partnership holding shares of our Common Stock, such shareholder should consult his, her or its own tax advisor.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (SUCH AS THE ESTATE OR GIFT TAX LAWS) OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The Reverse Split is intended to be treated as a recapitalization for U.S. federal income tax purposes. Assuming the Reverse Split qualifies as a recapitalization, except as described below with respect to cash received in lieu of a fractional share, a U.S. holder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the Reverse Split. In the aggregate, a U.S. holder’s tax basis in the Common Stock received pursuant to the Reverse Split (excluding the portion of the tax basis that is allocable to any fractional share) will equal the U.S. holder’s tax basis in its Common Stock surrendered in the Reverse Split in exchange therefor, and the holding period of the U.S. holder’s Common Stock received pursuant to the Reverse Split will include the holding period of the Common Stock surrendered in the Reverse Split in exchange therefor. Treasury regulations promulgated under the Code provide rules for allocating the tax basis and holding period of the shares of the Common Stock received pursuant to the Reverse Split. U.S. holders of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

In general, a U.S. holder who receives a cash payment in lieu of a fractional share will recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s tax basis of the Common Stock surrendered in the Reverse Split that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in its Common Stock surrendered in the Reverse Split is more than one year as of the date of the Reverse Split. The deductibility of net capital losses by individuals and corporations is subject to limitations. Depending upon a shareholder’s individual facts and circumstances, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Section 301 of the Code, so shareholders should consult their own tax advisors as to that possibility and the resulting tax consequences to them in that event.

Information returns generally will be required to be filed with the IRS with respect to the payment of cash in lieu of a fractional share made pursuant to the Reverse Split unless such U.S. holder is an exempt recipient and timely and properly establishes with the applicable withholding agent the exemption. In addition, payments of cash in lieu of a fractional share made pursuant to the Reverse Stock may, under certain circumstances, be subject to backup withholding (at the current applicable rate of 24%), unless a U.S. holder provides, in a timely manner, to the applicable withholding agent proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder furnishes the required information in a timely manner to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

No Dissenter’s Rights

If the Reverse Split is effected, our shareholders are not entitled to assert dissenter’s rights.

Effective Time

The Reverse Split would become effective as of 12:01 a.m., Central Time (the “Effective Time”) on the date following the filing of the Amendment with the office of the Wisconsin Department of Financial Institutions. Except as explained above with respect to fractional shares, on the Effective Time, shares of our Common Stock issued and outstanding immediately prior thereto will be combined, automatically and without any further action on the part of our shareholders, into 1 share of our Common Stock in accordance with the Reverse Split ratio determined by our board of directors.

After the Effective Time, our Common Stock will have a new committee on uniform securities identification procedures (“CUSIP”) number, which is a number used to identify our Common Stock, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

Mechanics of Reverse Split

If this Reverse Stock Split Proposal is approved by our shareholders at the annual meeting and thereafter our board of directors determines to implement the Reverse Split, our shareholders will be notified that the Reverse Split has been approved and the ratio at which it was effected. The mechanics of the Reverse Split will differ depending upon whether your shares are held beneficially in street name or whether they are registered directly in your name.

•

If your shares are registered directly in your name, you will receive a transmittal letter asking you to surrender certificates representing pre-split shares in exchange for certificates representing post-split shares. No new certificates will be issued to you until the outstanding certificate(s) together with the properly completed and executed letter of transmittal are delivered in accordance with the instructions contained in such transmittal letter.

•

Under Wisconsin law, the Reverse Split will operate only at the record holder level. As a result, shareholders that hold their shares through a broker, bank or other nominee will not be required to surrender stock certificates and would not automatically have fractional shares resulting from the Reverse Split cashed out. To determine the Reverse Split’s effect on any shares you hold in street name, you will need to contact your broker, bank or other nominee.

RECOMMENDATION OF THE BOARD: THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT A RATIO OF NOT LESS THAN 1-FOR-2 AND NOT MORE THAN 1-FOR-100 ANY TIME PRIOR TO OUR 2026 ANNUAL MEETING OF SHAREHOLDERS, WITH THE EXACT RATIO TO BE DETERMINED BY OUR BOARD OF DIRECTORS.

PROPOSAL FIVE:

THE GRANT OF A SPECIAL STOCK OPTION TO PURCHASE UP TO 500,000 SHARES OF OUR COMMON STOCK TO OUR NEW CHIEF EXECUTIVE OFFICER

Background

As previously disclosed, on April 14, 2025, our board of directors appointed Sally A. Washlow as our new chief executive officer. In connection with Ms. Washlow’s appointment as our new chief executive officer, on April 14, 2025, we entered into an Executive Employment and Severance Agreement with her (the “Employment Agreement”), which set forth the terms of her compensation arrangements. Those compensation arrangements include, among other things, an initial equity grant consisting of a non-qualified stock option exercisable for a total of 500,000 shares of Common Stock, subject to subsequent shareholder approval at our annual meeting (the “CEO Option Grant”). The shares subject to the CEO Option Grant are not being reserved for issuance under our 2016 Plan.

The option exercise price per share is equal to the average closing sale price of the Common Stock over the 10 trading days preceding the effective grant date, which was on the 15th day after we announced our fiscal 2025 financial results. One-half of the total option shares (250,000 shares of the total 500,000 shares) subject to the CEO Option Grant will vest pro rata over a three-year period after the grant date, provided that Ms. Washlow is then still employed by us on each applicable vesting date. The second one-half of the total option shares (250,000 shares of the total 500,000 shares) subject to the CEO Option Grant will vest as follows if our per share price achieves the following levels over the three-year period after the grant date and provided Ms. Washlow is then still employed by us on the applicable vesting date: (a) one-third at $3.00; (b) one-third at $4.00; and (c) one-third at $5.00. Achievement of the target share prices will be determined based on a five trading day average closing price of the Common Stock.

Under the terms of the Employment Agreement and the CEO Option Grant, Ms. Washlow’s entitlement to the CEO Option Grant will be forfeited if the CEO Option Grant is not approved by our shareholders at our annual meeting.

We therefore are seeking shareholder approval of the CEO Option Grant.

Effect of Proposal

Approval of this proposal will satisfy the shareholder approval requirement for the CEO Option Grant. We believe that the CEO Option Grant was an important element of our ability to have Ms. Washlow as our new chief executive officer. If shareholders do not approve this proposal, then the CEO Option Grant will be forfeited. If the CEO Option Grant is not approved, we will need to explore alternative means of providing competitive compensation to our new chief executive officer, which may include cash-based incentive awards or cash-settled equity-based awards.

Key Reasons to Support the CEO Option Grant

We believe that a skilled, experienced and dedicated senior management team, including our chief executive officer, is essential to the future performance of our Company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers, including our chief executive officer, are the following:

•	To motivate and reward our executive officers to achieve strong financial performance;

•	To attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	To align the economic interests of our executive officers with the interests of our shareholders.

We believe that the CEO Option Grant was a key element to Ms. Washlow agreeing to serve as our new chief executive officer. Approving the CEO Option Grant will allow us to retain and motivate our new chief executive officer and encourage her to continue to think and act in the best interests of shareholders by tying her compensation to the value of our Common Stock. If the CEO Option Grant is not approved, then a key element incentivizing our new chief executive officer will be eliminated.

We believe the potential dilution represented by the CEO Option Grant is reasonable. We estimate that the additional 500,000 shares reserved for issuance under the CEO Option Grant could result in a maximum potential dilution to our existing shareholders of approximately 1.5% based on our current total of 33,688,163 shares of Common Stock outstanding as of the Record Date (calculated by taking the 500,000 additional shares reserved under the CEO Option Grant divided by the sum of the number of shares reserved plus the number of shares outstanding).

As of the Record Date, there were no shares subject to outstanding stock options and 644,493 shares subject to unvested restricted stock awards under the 2016 Plan, and 1,001,090 shares of Common Stock remained available for future grants under the 2016 Plan. As of the Record Date, there were 33,688,163 shares of Common Stock issued and outstanding. The market value of our Common Stock on The Nasdaq Capital Market as of the close of market on the Record Date was $0.60.

Our chief executive officer will retain the CEO Option Grant if it is approved at our annual meeting and therefore she has an interest in this proposal.

Summary of Terms of CEO Option Grant

If approved by our shareholders, the CEO Option Grant, which was granted on the 15th trading day after we announced our fiscal 2025 financial results, will satisfy the shareholder approval requirement to which the CEO Option Grant is subject. The option exercise price per share is equal to the closing sale price of the Common Stock over the 10 trading days preceding the date of grant. One-half of the total option shares (250,000 shares of the total 500,000 shares) subject to the CEO Option Grant will vest pro rata over a three-year period after the grant date, provided that Ms. Washlow is then still employed by us on each applicable vesting date. The second one-half of the total option shares (250,000 shares of the total 500,000 shares) subject to the CEO Option Grant will vest as follows if our per share price achieves the following levels over the three-year period after the grant date and provided Ms. Washlow is then still employed by us on the applicable vesting date: (a) one-third at $3.00; (b) one-third at $4.00; and (c) one-third at $5.00. Achievement of the target share prices will be determined based on a five trading day average closing price of the Common Stock. The CEO Option Grant expires at, and cannot be exercised after, the close of business at the Company’s headquarters on the earliest to occur of: (a) the tenth anniversary of the grant date; (b) one year after the termination of the Ms. Washlow’s employment with the Company as a result of death or disability (within the meaning of Code Section 22(e)(3)); or (c) 90 days after the Ms. Washlow’s termination of her employment with the Company for any other reason. The foregoing is a summary of the material provisions of the CEO Option Grant, a copy of which is attached to this Proxy Statement as Annex B and is incorporated by reference into this Proxy Statement in its entirety. This summary is subject to the language of the CEO Option Grant and the text of the CEO Option Grant controls if there is any inconsistency between this summary and the CEO Option Grant text.

Certain Federal Income Tax Consequences

The following summarizes certain U.S. federal income tax consequences relating to the CEO Option Grant under current tax law. The summary is based upon the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of the CEO Option Grant under foreign, state or local tax laws, and such tax laws may not correspond to the Federal income tax treatment described herein. The exact U.S. federal income tax treatment of transactions under the CEO Option Grant will vary depending upon the specific facts and circumstances involved.

The grant of the CEO Option Grant created no income tax consequences to our Company or our chief executive officer. Our chief executive officer will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of our Common Stock at such time over the exercise price. Our Company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by our chief executive officer. Upon our chief executive officer’s subsequent disposition of the shares of our Common Stock received upon her exercise of such CEO Stock Option, our chief executive officer will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of our Common Stock on the exercise date.

In the event our Company is required to withhold any federal, state or local taxes or other amounts in respect of any income recognized by Ms. Washlow of the CEO Option Grant as a result of the grant, vesting, payment or settlement of the CEO Option Grant or disposition of any shares acquired under the CEO Option Grant, our Company may deduct, from any payments of any kind otherwise due to Ms. Washlow, cash, or with the consent of our compensation committee, shares of our Common Stock otherwise deliverable or vesting under the CEO Option Grant, to satisfy such tax or other obligations. Alternatively, our Company may require Ms. Washlow to pay to our Company, in cash, promptly on demand, or make other arrangements satisfactory to our Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. If shares of our Common Stock are deliverable upon exercise of the CEO Option Grant, then our compensation committee may permit Ms. Washlow to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with the CEO Option Grant by electing to (i) have our Company withhold shares of Common Stock otherwise issuable under the CEO Option Grant; (ii) tender back shares of our Common Stock received in connection with the CEO Option Grant; or (iii) deliver other previously owned shares, in each case having a fair market value equal to the amount to be withheld; provided that the amount to be withheld may not exceed the maximum statutory tax rates associated with the transaction to the extent needed for the Company to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as our compensation committee requires. In any case, our Company may defer making payment or delivery under the CEO Option Grant if any such tax may be pending unless and until indemnified to its satisfaction.

Section 162(m) Limit on Deductibility of Compensation. Section 162(m) of the Code limits our deduction to $1 million of compensation paid per person per year, including compensation arising from the CEO Option Grant, with respect to our chief executive officer.

New Plan Benefits. As disclosed in this proposal under “Background,” we granted the CEO Option Grant subject to forfeiture if it is not approved by shareholders at the annual meeting. The table below shows the CEO Option Grant that is subject to shareholder approval if it is approved; no other grants are currently contingent on shareholder approval, but SEC regulations require disclosure relating to each of the categories of participants set forth in the table below.

Name and Position	Total Dollar Value ($)	Number of Option Shares

Sally A. Washlow	$—	500,000
Chief Executive Officer

Per Brodin	$—	125,000
Chief Financial Officer

Scott A. Green	$—	125,000
President and Chief Operating Officer

Executive Group	—	—

Non-Executive Director Group (4 persons)	$—	—

Non-Executive Officer Employee Group	—	—

Except for the CEO Option Grant disclosed above, we cannot currently determine the awards that may be granted in the future to the executive officers named in this proxy statement or to other officers, employees, or other persons. Our compensation committee will make such determinations from time to time.

Equity Compensation Plan Information

The following table provides information about our Company’s equity compensation plans as of March 31, 2025.

Equity Compensation Plan Information
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Shares	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)

Equity Compensation plans approved by security holders	2,861,530	—	219,782

Equity Compensation plans not approved by security holders	—	—	—

Total	2,861,530	—	219,782

RECOMMENDATION OF THE BOARD: THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE GRANT OF A SPECIAL STOCK OPTION TO PURCHASE UP TO 500,000 SHARES OF OUR COMMON STOCK TO OUR NEW CHIEF EXECUTIVE OFFICER.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of our Annual Report on Form 10-K for our fiscal year ended March 31, 2025. Requests should be made to our board secretary at our principal executive offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220; telephone number (800) 660-9340.

SHAREHOLDER PROPOSALS

We did not receive any shareholder proposals for inclusion in this year’s proxy statement. All shareholder proposals pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) for presentation at our 2026 annual meeting of shareholders must be received at our offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, by March 9, 2026, for inclusion in our proxy statement for our 2026 annual meeting.

A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or nominate a director at our 2026 annual meeting must comply with the requirements set forth in our bylaws. Among other things, a shareholder must give written notice to our board secretary no later than the close of business on the day which is determined by adding to December 31, 2025 the number of days starting with May 1, 2026 and ending on the date of the 2026 annual meeting. By way of example, if our 2026 annual meeting takes place on August 7, 2026, then such notice to be timely must be received not later than the close of business on April 8, 2026. In addition to satisfying the foregoing requirements under our bylaws, shareholders who intend to solicit proxies in support of director nominees other than our Company’s nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act.

If the notice is not timely received in accordance with the foregoing, then we are not required to present such proposal at the 2026 annual meeting because the notice will be considered untimely. If our board of directors chooses to present such a shareholder proposal submitted after its due date at the 2026 annual meeting, then the persons named in proxies solicited by our board of directors for the 2026 annual meeting may exercise discretionary voting power with respect to such proposal.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with our board or with particular directors may send correspondence to our board secretary at Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. Our board secretary will forward all appropriate communications to our board or to particular directors as directed or as appropriate.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act, requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our securities with the SEC. Based solely upon information provided to us by our directors, executive officers and owners of greater than 10% of our Common Stock, we believe that, during our fiscal year ended March 31, 2025, all of our directors, executive officers and owners of greater than 10% of our Common Stock timely complied with the Section 16(a) filing requirements, except that a Form 4 for Ms. Washlow reporting three transactions was filed late on February 26, 2025 and a Form 4/A and a Form 4 for Ms. Wishart-Smit were each filed late on February 19, 2025.

MAILINGS TO HOUSEHOLDS

To reduce duplicate mailings, we are now sending only one copy of any proxy statement or annual report to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon written or oral request, we will promptly deliver a separate copy of any proxy statement or annual report to a shareholder at a shared address.

If you wish to receive separate copies of each proxy statement and annual report please notify us by writing or calling our board secretary at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, telephone number (800) 660-9340. If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple notices of internet availability of proxy materials, proxy statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling our board secretary.

PROXY SOLICITATION

We will bear the costs of the solicitation of proxies for our annual meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from shareholders by telephone, e-mail, in person or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitations. Brokers, nominees, fiduciaries and other custodians who are requested to forward soliciting material to the beneficial owners of our Common Stock held of record by them will be reimbursed for their reasonable expenses.

YOUR VOTE IS IMPORTANT.

THE PROMPT RETURN OF PROXIES WILL SAVE OUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

Annex A

FORM OF AMENDMENT

to

Amended and Restated Articles of Incorporation

of

ORION ENERGY SYSTEMS, INC.

SALLY A. WASHLOW, Chief Executive Officer of Orion Energy Systems, Inc., a corporation organized and existing under the Wisconsin Business Corporation Law (the “Company”), in accordance with the provisions of Section 180.1003 thereof, DOES HEREBY CERTIFY:

1.	That, on May 29, 2025, in accordance with Section 180.1003 of the Wisconsin Business Corporation Law, the Board of Directors of the Company adopted a resolution authorizing a reverse stock split.

2.

That, on August 7, 2025, in accordance with Section 180.1003 of the Wisconsin Business Corporation Law, the requisite majority of the shareholders of the Company that cast a vote approved the resolution adopted by the Board of Directors authorizing a reverse stock split.

3.

That said resolution of the Board of Directors of the Company authorizing the reverse stock split provides that the first sentence of Article IV of the Company’s Amended and Restated Articles of Incorporation shall be amended and restated by the following text:

“Effective as of 12:01 a.m. on [●] (the “Effective Time”), the shares of Common Stock issued and held in treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each [●] ([●]) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive a cash payment equal to the product of the closing sales price of the Common Stock on the applicable national listing exchange on the date that is immediately prior to the Effective Time and the amount of the fractional share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.

Immediately after the Effective Time, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [●] million ([●]) shares, consisting of: (i) [●] million ([●]) shares of a class designated as “Common Stock,” with no par value per share; and (ii) thirty million (30,000,000) shares of a class designated as “Preferred Stock,” with a par value of one cent ($.01) per share.”

4.	That in accordance with Section 180.0123 of the Wisconsin Business Corporation Law these Articles of Amendment shall be effective on August , 2025 at the close of business.

IN WITNESS WHEREOF, I have executed and subscribed these Articles of Amendment on behalf of the Company and do affirm the foregoing as true this      day of August, 2025.

Orion Energy Systems, Inc.

By:
Sally A. Washlow
Chief Executive Officer

Annex B

ORION ENERGY SYSTEMS, INC.

STOCK OPTION AWARD

Sally A. Washlow

[***]

Dear Sally:

You have been granted an option (your “Option”) to purchase shares of common stock (“Shares”) of Orion Energy Systems, Inc. (the “Company”) with the following terms and conditions:

Grant Date:	, 2025[1]

Type of Option:	Nonqualified Stock Option

Number of Option Shares:	500,000

Exercise Price per Share:	U.S. $

Vesting:

Time-Vesting Option Shares: Your Option will vest with respect to 250,000 Shares (50% of the total Shares subject to your Option) (the “Time-Vesting Option Shares”) as follows: Your Option will vest and become exercisable with respect to one-third (1/3) of the total Time-Vesting Option Shares on each of the first three anniversaries of the Grant Date, provided you remain in the Company’s employment until the applicable vesting date.

Performance-Vesting Option Shares: Your Option will vest with respect to 250,000 Shares (50% of the total Shares subject to your Option) (the “Performance-Vesting Option Shares”) based on the achievement of the following stock price goals, provided you remain in the Company’s employment until the applicable vesting date:

Stock Price Achieved	Portion of Performance-Vesting Option Shares Vesting
$3.00	1/3
$4.00	1/3
$5.00	1/3

The stock prices above will be deemed achieved, and your Option will vest with respect to the applicable portion of the Performance-Vesting Option Shares, only if and when the Company determines that the average closing sale price of the Company’s common stock over five consecutive trading days during the three (3) calendar years immediately following the Grant Date equals or exceeds the applicable stock price.

Any portion of your Option that is not vested upon the termination of your employment with the Company for any reason or for no reason will immediately terminate upon such termination of employment with the Company.

[1]	15th trading day after FY2025 earnings announcement.

Termination Date:

Your Option expires at, and cannot be exercised after, the close of business at the Company’s headquarters on the earliest to occur of:

• The tenth (10th) anniversary of the Grant Date;

• One year after your termination of employment with the Company as a result of death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)); or

• 90 days after your termination of employment with the Company for any other reason.

Your Option’s termination date does not affect its vesting date(s), which expire upon your termination of employment with the Company.

If the date this Option terminates as specified above falls on a day on which the stock market is not open for trading or on a date that you are prohibited by Company policy (such as an insider trading policy) from exercising the Option, the termination date shall be automatically extended to the first available trading day following the original termination date, but not beyond the tenth (10th) anniversary of the Grant Date.

Notwithstanding the above, your entire Option is terminated immediately if the Company or an affiliate (an “Affiliate”) terminates your employment for Cause (as defined in your Executive Employment and Severance Agreement, dated April 14, 2025, with the Company), or if your employment is otherwise terminated at a time when it could be terminated for Cause.

Your Option will also be terminated and forfeited in its entirety on the date of the Company’s 2025 Annual Meeting of Shareholders if the Company’s shareholders do not approve the Option at such Annual Meeting of Shareholders, and, notwithstanding anything to the contrary herein, no Shares may be issued under your Option prior to such shareholder approval.

Manner of Exercise:

You may exercise your Option only to the extent vested and only if it has not terminated. To exercise your Option, you must complete the “Notice of Stock Option Exercise” form provided by the Company and return it to the address indicated on the form, or complete any online exercise notice procedure required by the Company. The form or online exercise notice will be effective when it is received by the Company, but exercise will not be completed until you pay the total exercise price and all applicable withholding taxes due as a result of the exercise to the Company.

If someone else wants to exercise your Option after your death, that person must contact the Company and prove to the Company’s satisfaction that he or she is entitled to do so.

Your ability to exercise your Option may be restricted by the Company if required by applicable law.

Restrictions on Resale:	By accepting your Option, you agree not to sell any Shares acquired under your Option at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Restrictions on Transfer:	During your lifetime, this Option is only exercisable by you. You may not transfer, pledge or assign this Option, by operation of law or otherwise, except pursuant to your will or the laws of descent and distribution. If you attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option, except as provided above, or in the event this Option is subject to levy or attachment, execution or similar process, the Company may terminate this Option by providing written notice to you.

Compensation Recovery Policy; Rescission of Exercise; Disgorgement of Option Gains:	This Option, and any Shares issued pursuant to the exercise of this Option, shall be subject to the Company’s Compensation Recovery Policy and any other recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time. If you are terminated for Cause, or if you are not terminated for Cause but the Human Capital Management and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) later determines that you could have been terminated for Cause if all facts had been known at that time, or if the Committee determines that, after your termination of employment, you have violated the provisions of any non-competition, non-solicitation, confidentiality or assignment of inventions agreement then in effect, then your Option will terminate immediately on the date of such termination or determination, as applicable, and the Committee may, in its sole and absolute discretion, (i) rescind any notice of exercise submitted by you for which payment or the issuance of Shares has not been completed, in which event any exercise price you have tendered will be promptly returned to you or retained by the Company as an offset as provided below, and/or (ii) notify you in writing within two (2) years after exercise of all or any portion of the Option that any exercise made within the one (1) year period prior to your termination or prior to your breach of any non-competition, non-solicitation, confidentiality or assignment of inventions agreement, is rescinded. Within ten (10) days after receiving such notice from the Company, you shall pay to the Company the amount of any cash payment received, or the value of any other gain realized, as a result of the rescinded exercise. Notwithstanding the foregoing, the Company shall have the right to retain (as an offset against any amounts due hereunder), the exercise price and withholding amount tendered by you with respect to any rescinded exercise, and the Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder.

Taxes:	You (and not the Company or any Affiliate) shall be responsible for your federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Option. You shall rely solely on the determinations of your own tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. To the extent that the receipt, vesting or exercise of this Option, or other event, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company or its Affiliate at the time the Company or its Affiliate is obligated to withhold taxes in connection with such receipt, vesting, exercise or other event, as the case may be, such amount as the Company or its Affiliate requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company shall not be obligated to deliver any Shares to you and shall have the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

To the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon exercise having an aggregate Fair Market Value (as defined below) on the date the tax is to be determined equal to the tax that the Company must withhold in connection with the exercise; provided that the amount so withheld shall not exceed the maximum statutory rate to the extent necessary to avoid an accounting charge. “Fair Market Value” means, unless otherwise determined by the Committee, per Share on a particular date, (i) if the Shares are listed on a national securities exchange, the last sales price on that date on the national securities exchange on which the Shares are then traded, as reported in The Wall Street Journal, or if no sales of Shares occur on such date, then on the last preceding date on which there was a sale on such exchange; or (ii) if the Shares are not listed on a national securities exchange, but are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on that date, or on the last preceding date on which there was a sale of Shares on that market; or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Committee, in its discretion. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Notwithstanding any provisions of this Stock Option Award to the contrary, the Company does not guarantee to you or any other person with an interest in this Stock Option Award that this Option will be exempt from Code Section 409A or otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of this Stock Option Award.

Notice of Transfer:	The Company may, at any time during the twelve months from the date you acquire Shares under your Option, place a stop-transfer order on any Shares issued under your Option requesting the Company’s transfer agent to notify the Company of any transfer of the Shares.

Adjustment and Change of Control Provisions:	If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than stock purchase rights issued pursuant to a shareholder rights agreement) or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Stock Option Award, then the Committee shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Stock Option Award, adjust any or all of: (A) the number and type of Shares subject to this Stock Option Award; (B) the exercise price with respect to this Stock Option Award; and (C) the performance goals applicable to this Stock Option Award. In any such case, the Committee may also (or in lieu of the foregoing) make provision for a cash payment in exchange for the cancellation of all or a portion of this Stock Option Award (without your consent) in an amount determined by the Committee effective at such time as the Committee specifies (which may be the time such transaction or event is effective). However, the number of Shares subject to this Stock Option Award must always be a whole number. In any event, this Stock Option Award is subject to only such adjustments as are necessary to maintain the relative proportionate interest this Stock Option Award represented immediately prior to any such event and to preserve, without exceeding, the value of this Stock Option Award.

Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (as defined below) (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Shares are not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee may substitute, on an equitable basis as the Committee determines, for each Share then subject to this Stock Option Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Shares are or will be entitled in respect of each Share pursuant to the transaction. A “Change of Control” shall have the meaning given in the Company’s 2016 Omnibus Incentive Plan.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Committee, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

Notwithstanding any other provision of this Stock Option Award, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance or assumption of this Stock Option Award upon such terms and conditions as it may deem appropriate.

In order to preserve your rights under this Stock Option Award in the event of a Change of Control, the Committee in its discretion may take one or more of the following actions at any time: (a) provide for the acceleration of any time period, or the deemed achievement of any performance goals, relating to the exercise or realization of this Stock Option Award; (b) provide for the purchase of this Stock Option Award for an amount of cash or other property that could have been received upon the exercise or realization of this Stock Option Award had this Stock Option Award been currently exercisable or payable (or the cancellation of this Stock Option Award in exchange for no payment to the extent that no cash or other property would be received upon the exercise or realization of this Stock Option Award in such circumstances); (c) adjust the terms of this Stock Option Award in the manner determined by the Committee to reflect the Change of Control; (d) cause this Stock Option Award to be assumed, or new right substituted therefor, by another entity; or (e) make such other provision as the Committee may consider equitable and in the best interests of the Company.

Except as otherwise expressly provided in any agreement between you and the Company or an Affiliate, if the receipt of any payment by you under the circumstances described above would result in the payment by you of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

Notwithstanding anything contained in this section, the Board may, in its sole and absolute discretion, amend, modify or rescind the provisions of this section if it determines that the operation of this section may prevent a transaction in which the Company or any Affiliate is a party from receiving desired tax treatment, including without limitation requiring that you receive a replacement or substitute Stock Option Award issued by the surviving or acquiring corporation.

Miscellaneous:

• The grant of the Option shall not constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of the Company or any of its Affiliates for any period of time, or at any particular rate of compensation, or provide you with any rights as a shareholder of the Company.

• As a condition of the granting of your Option, you agree, for yourself and your legal representatives or guardians, that this Stock Option Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Stock Option Award and any determination made by the Committee pursuant to this Stock Option Award shall be final, binding and conclusive. The Committee may modify, amend or cancel this Stock Option Award, or waive any restrictions or conditions applicable to this Stock Option Award or the exercise of your Option; provided that, except as otherwise provided herein, any modification or amendment that materially diminishes your rights, or the cancellation of this Stock Option Award, shall be effective only if agreed to by you, but the Committee need not obtain your (or other interested party’s) consent for the modification, amendment or cancellation of this Stock Option Award pursuant to the provision below relating to certain conduct or the “Adjustment and Change of Control Provisions” of this Stock Option Award or as follows: (A) to the extent the Committee deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Committee deems necessary to preserve favorable accounting or tax treatment of this Stock Option Award for the Company; or (C) to the extent the Committee determines that such action does not materially and adversely affect the value of this Stock Option Award or that such action is in your best interest (or any other person(s) as may then have an interest in this Stock Option Award). Notwithstanding anything to the contrary herein, the Committee shall have full power and authority to terminate or cause you to forfeit this Stock Option Award, and require you to disgorge to the Company any gains attributable to this Stock Option Award, if you engage in any action constituting, as determined by the Committee in its discretion, Cause for termination, or a breach of this Stock Option Award or any other agreement between you and the Company or an Affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations.

• As a condition of the granting of your Option, you acknowledge and agree that this Stock Option Award constitutes the entire agreement of the parties with respect to the subject matter of this Stock Option Award. This Stock Option Award supersedes any and all other agreements or representations, both verbal and written, between the parties to this Stock Option Award with respect to your Option. You represent and warrant that you have no other outstanding options to purchase common stock or any other security of the Company other than your Option or any options previously granted and described in any agreement similar to this Stock Option Award, and you hereby release the Company from any claims and liabilities relating thereto.

• This Stock Option Award may be executed in counterparts.

[Signatures on next page]

BY SIGNING BELOW AND ACCEPTING THIS STOCK OPTION AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN.

ORION ENERGY SYSTEMS, INC.

By:
Name: Anthony L. Otten	Sally A. Washlow
Title: Chair of the Board

ORION ENERGY SYSTEMS, INC.

NOTICE OF STOCK OPTION EXERCISE

Your completed form should be sent by mail or email to:____________________________. Phone: ___________________ Email: _____________________________________. Incomplete forms may cause a delay in processing your option exercise.

PART 1: OPTIONEE INFORMATION Please complete the following. PLEASE WRITE YOUR FULL LEGAL NAME SINCE THIS NAME WILL BE ON YOUR STOCK CERTIFICATE.

Name:________________________________________________________________________

Street Address: ________________________________________________________________

City: _____________________ State:_________________ Zip Code:_______________

Work Phone #: (_____) - _______- ________ Home Phone #: (_____) - _______ - __________

Social Security #: ______ - _____ - _______

PART 2: DESCRIPTION OF OPTION(S) BEING EXERCISED Please complete the following for each option that you wish to exercise. For each option listed below, you must exercise at least 100 shares, unless you are exercising the entire remaining portion of an option.

Date of Grant	Type of Option (specify ISO or NQSO)	Exercise Price Per Share	Number of Option Shares Being Purchased	Aggregate Exercise Price (multiply Exercise Price Per Share by number of Option Shares being purchased)
		$		$
		$		$
		$		$
		$		$
		$		$

The Total Exercise Price for all of the options being exercised (as listed above) is: $_________________.

PART 3: METHOD OF PAYMENT OF OPTION EXERCISE PRICE Please select only one:

❑	Cash Exercise. I am enclosing a check or money order payable to “Orion Energy Systems, Inc.” for the Total Exercise Price.

❑

Cashless Exercise Through the Company. Please withhold a whole number of shares otherwise deliverable to me upon exercise having a Fair Market Value equal to the Total Exercise Price and issue the net number of shares to me. Any fractional share remaining will be paid to me in cash.

❑	Cashless Exercise Through a Broker-Dealer. I have requested through the broker specified below to (select only one):

❑

Sell to Cover. Sell or margin only enough of the option(s) being exercised to cover the Total Exercise Price (and tax withholding, if elected in Part 5), deliver the sale or margin loan proceeds directly to Orion Energy Systems, Inc., and deposit the remaining shares and any residual cash in my brokerage account.

❑

Same-Day-Sale. Sell or margin all of the shares of common stock issuable upon exercise of the option(s), deliver a portion of the sale or margin loan proceeds directly to Orion Energy Systems, Inc. to pay the Total Exercise Price (and tax withholding, if elected in Part 5), and deposit any remaining cash proceeds in my brokerage account.

Sale Price*: __________________ Sale Date*: _______________________________

*The sale price and sale date are required in order to execute the cashless exercise.

Broker-Dealer Name:_________________________________________________________

Contact Person: ______________________________________________________________

DWAC – Depository Trust Company (DTC) #: ____________________________________

Brokerage Account #: _________________________________________________________

Broker Phone #: (    )-    -     Broker Fax #: (_____)-________-_____________

It is your responsibility to contact a broker to open a brokerage account and sell your stock option shares. Orion Energy Systems, Inc. WILL NOT send this form to your broker.

PART 4 CERTIFICATE MAILING INSTRUCTIONS Do not complete this portion if you elected a cashless exercise through a broker-dealer. (Shares issued pursuant to a cashless exercise through a broker-dealer will be automatically sent to your specified broker.) Also, complete this section only if the certificate for the purchased shares is to be sent to a different address than specified in Part 1.

The certificate for the purchased shares should be sent to the following address:

Street Address: ________________________________________________________________

City: _____________________ State:_________________  Zip Code:_______________

PART 5: METHOD OF SATISFYING TAX WITHHOLDING OBLIGATION Please select only one. You do not need to complete this Part if you are exercising only incentive stock options (ISOs) or if you are a non-employee director.

❑

Broker Exercise. I have elected to exercise my option(s) through a broker in Part 3. The broker will sell sufficient shares to pay for the tax amount and will remit that amount to Orion Energy Systems, Inc.

❑	Cash. I am enclosing a check or money order payable to “Orion Energy Systems, Inc.” for the withholding tax amount.

❑

Withhold Shares. Please withhold a whole number of shares otherwise deliverable to me upon exercise having a Fair Market Value equal to the minimum statutory tax that is required to be withheld. Any fractional share remaining will be paid to me in cash.

PART 6 ACKNOWLEDGEMENTS AND SIGNATURE

I understand that all sales of Orion’s common stock received upon exercise of this option are subject to compliance with the company’s policy on securities trades.

I hereby acknowledge that I have read a copy of the prospectus describing this option, and understand the tax consequences of an exercise.

I understand that this notice cannot be revoked by me if I have selected a cashless exercise through a broker-dealer. I personally guarantee that the Total Exercise Price and applicable taxes will be paid to Orion Energy Systems, Inc. in full in the event the Company does not receive the full amount from the Broker for any reason.

Signature: _________________________    Date: _________________________

* * * * * *

To be completed by Corporate Human Resource Department:

Received by:

Date received:	___________________________________________________________________________

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION DATED JUNE 27, 2025 ORION ENERGY SYSTEMS, INC. 2210 WOODLAND DRIVE VOTE BY INTERNET MANITOWOC, WI 54220 Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 6, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/OESX2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 6, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V76347-P34705 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ORION ENERGY SYSTEMS, INC. For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: ! ! ! 1. Election of Directors: Nominees: 01) Anthony L. Otten 02) Sally A. Washlow The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Advisory vote on the approval of the compensation of the Company's named executive officers as disclosed in the proxy statement. ! ! ! 3. Ratification of BDO USA, P.C. to serve as the Company's independent registered public accounting firm for fiscal year 2026. ! ! ! 4. To approve an amendment to the Company's Amended and Restated Articles of Incorporation to effect a reverse stock split with respect to the Company's ! ! ! issued and outstanding Common Stock at a ratio ranging from any whole number between 1-for-2 and 1-for-100, with the final ratio and exact timing to be determined by the Company's Board of Directors in its discretion, subject to the authority of the Company's Board of Directors to abandon such amendment. 5. To approve the grant of a stock option to purchase up to 500,000 shares of Common Stock to the Company's Chief Executive Officer. ! ! ! NOTE: THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE DIRECTOR NOMINEES INDICATED ABOVE AND FOR ITEMS 2, 3, 4 AND 5. IT WILL ALSO BE VOTED IN ACCORDANCE WITH BEST JUDGMENT OF THE PROXIES NAMED HEREIN ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ORION ENERGY SYSTEMS, INC. ANNUAL MEETING OF SHAREHOLDERS Thursday, August 7, 2025 1:00 p.m. (Local Time) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. V76348-P34705 ORION ENERGY SYSTEMS, INC. 2210 Woodland Drive Manitowoc, Wisconsin 54220 This proxy is solicited by the Board of Directors for use at the Annual Meeting on August 7, 2025. The shareholder hereby appoints Sally A. Washlow and J. Per Brodin, and each of them, proxies, with the power of substitution to vote all shares of Common Stock of ORION ENERGY SYSTEMS, INC. of record in the name of the undersigned at the close of business on June 10, 2025 at the Annual Meeting of Shareholders of Orion Energy Systems, Inc. to be held on August 7, 2025, or at any adjournment or postponement thereof. I further acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement and the Annual Report on Form 10-K, and I hereby revoke any other proxy I may have executed previously for the 2025 Annual Meeting of Shareholders. See reverse for voting instructions.